UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CAVALIER HOMES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.10 per share
	(2)	Aggregate number of securities to which transaction applies: 17,598,380 shares of Common Stock and 477,998 stock options to purchase Common Stock
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based on the sum of (A) 17,598,380 shares of Common Stock multiplied by the merger consideration of $2.75 per share and (B) stock options to purchase 90,000 shares of Common Stock that have an exercise price of less than $2.75 per share (the remaining options to purchase 387,998 shares of Common Stock will be cancelled without payment of any consideration) multiplied by $1.18 (which is the difference between $2.75 and the weighted average exercise price of $1.57 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00005580 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $48,501,745
	(5)	Total fee paid: $2,706.40
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Preliminary Proxy Statement
Dated July 2, 2009, Subject to Completion

July ___, 2009

Dear Stockholder:

You are cordially invited to join us at a special meeting of the stockholders of Cavalier Homes, Inc. (the “Company”) to be held on August __, 2009, beginning at ______:00 P.M., Central Daylight Time, at the Company’s office at 32 Wilson Boulevard 100, Addison, Alabama 35540.

At the special meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 14, 2009 (the “Merger Agreement”), providing for the acquisition of the Company by Southern Energy Homes, Inc. (“Southern Energy”) in a merger of T Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Southern Energy, with and into the Company. If the merger is completed, the Company will become a wholly owned subsidiary of Southern Energy, and you will receive $2.75 in cash for each share of our common stock that you own, as more fully described in the accompanying proxy statement.

The merger is conditioned, among other matters, on the approval of the transaction by the Company’s stockholders. The Board of Directors has unanimously approved the Merger Agreement and has determined that the merger contemplated by the Merger Agreement is fair to you and in the best interests of the Company and its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AT THE SPECIAL MEETING, “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, AND “FOR” THE PERSONS NAMED AS PROXIES TO CONSIDER AND ACT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

Our Board of Directors considered a number of factors in evaluating the transaction and also consulted with its financial advisors and legal counsel, a detailed discussion of which is contained in the accompanying proxy statement. The proxy statement accompanying this letter provides you with detailed information about the proposed merger and the special meeting of stockholders to vote on the adoption of the Merger Agreement. We encourage you to read the entire proxy statement and the Merger Agreement carefully. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

It is important that your shares be voted at the meeting. Accordingly, whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card promptly so that we may be assured of the presence of a quorum at the special meeting. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy.

We look forward to seeing you on August __, 2009.

Sincerely yours,

CAVALIER HOMES, INC.

Barry B. Donnell	Bobby Tesney
Chairman of the Board of Directors	President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT
PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY

CAVALIER HOMES, INC.
_____________________

Notice of Special Meeting of Stockholders
To be held August __, 2009
_____________________

TO THE STOCKHOLDERS OF CAVALIER HOMES, INC.:

Notice is hereby given that a special meeting of stockholders of Cavalier Homes, Inc., a Delaware corporation (“we,” “us,” “our,” the “Company” or “Cavalier”), will be held at the Company’s office at 32 Wilson Boulevard 100, Addison, Alabama 35540 on August ____, 2009, at ___:00 P.M., Central Daylight Time, for the following purposes:

(1)
To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 14, 2009, as amended from time to time (the “Merger Agreement”), by and among Southern Energy Homes, Inc., a Delaware corporation (“Southern Energy”), T Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Southern Energy (“Merger Sub”), and the Company. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement;

(2)
To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and

(3)	To consider and act upon such other matters as may properly come before the meeting.

Only stockholders of record of the Company’s common stock at the close of business on July 2, 2009 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection at our offices located at 32 Wilson Boulevard 100, Addison, Alabama 35540 for a period of ten days prior to the special meeting and at the place of the special meeting for the duration of the special meeting.

The adoption of the Merger Agreement requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon, with each share having a single vote. Whether or not you plan to attend the special meeting, we urge you to vote your shares by completing, signing, dating and returning the accompanying proxy card as promptly as possible in the postage-paid envelope prior to the special meeting to ensure that your shares will be represented at the special meeting. If you sign and return your proxy card without indicating how you wish to vote, you proxy will be voted in favor of the adoption of the Merger Agreement. If you fail to return your proxy card and do not vote in person at the special meeting, it will have the same effect as a vote against the adoption of the Merger Agreement. Any stockholder attending the special meeting may vote in person even if he or she had already voted by proxy card; such ballot will revoke any proxy previously submitted. However, if you hold your shares through a bank or broker or other custodian, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

The Company’s stockholders who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of the Company’s common stock if the merger contemplated by the Merger Agreement (the “Merger”) is completed, but only if they submit a written demand for appraisal of their shares before the taking of the vote on the Merger Agreement at the special meeting and they comply with all requirements of Delaware law, which are summarized in greater detail in the accompanying proxy statement.

After careful consideration, our Board of Directors, by unanimous vote, has approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and has determined that the Merger Agreement and the transactions contemplated thereby, including the merger of Merger Sub with and into the Company (resulting in the Company becoming a wholly owned subsidiary of Southern Energy), are fair, advisable and in the best interests of the Company and its stockholders.

Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement and “FOR” the persons named as proxies to consider and act upon such other matters as may properly come before the special meeting.

We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid envelope provided so that your shares may be represented at the special meeting. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the Merger Agreement, “FOR” the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting and “FOR” the persons named as proxies to consider and act upon such other matters as may properly come before the special meeting. Your failure to vote will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement, but will not affect the outcome of the vote regarding any adjournment proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael R. Murphy
Secretary

Post Office Box 540
32 Wilson Boulevard 100
Addison, Alabama 35540
July__, 2009

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

CAVALIER HOMES, INC.
32 Wilson Boulevard 100
Addison, Alabama 35540

PROXY STATEMENT

For the Special Meeting of Stockholders
To be held August __, 2009

This proxy statement is being furnished to holders of common stock of Cavalier Homes, Inc., a Delaware corporation (the “Company” or “Cavalier”), in connection with the solicitation of proxies by the Board of Directors of Cavalier for use at the special meeting of stockholders to be held on August __, 2009, at __:00 P.M., Central Daylight Time, at our corporate headquarters at 32 Wilson Boulevard 100, Addison, Alabama 35540, and any adjournments or postponements thereof. This proxy statement and the accompanying notice of special meeting of stockholders and form of proxy were first sent or given to stockholders on or about July __, 2009.

At the special meeting, Cavalier’s stockholders will be asked to consider and vote on the following proposals:

(1)
To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 14, 2009, as amended from time to time (the “Merger Agreement”), by and among Southern Energy Homes, Inc., a Delaware corporation (“Southern Energy”), T Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Southern Energy (“Merger Sub”), and the Company. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement;

(2)
To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement; and

(3)	To consider and act upon such other matters as may properly come before the meeting.

Cavalier’s Board of Directors recommends that you vote “FOR” approval of each of these proposals. Please give your careful attention to the more detailed information regarding each of these proposals that appears in this proxy statement.

This proxy statement is dated July __, 2009.

i

ii

iii

INTRODUCTION

This proxy statement is being mailed to the stockholders of Cavalier in connection with the Company’s special meeting of stockholders. This document is organized into three chapters.

Chapter I – “The Merger” provides summary and detailed information about the Company’s proposed Merger with Southern Energy on which stockholders of the Company will vote at its special meeting.

Chapter II – “Information About the Special Meeting and Voting” provides information about the Company’s special meeting, how stockholders may vote or grant a proxy and the vote required to approve the Merger.

Chapter III – “Additional Stockholder Information” explains where stockholders of the Company can find more information.

You should read this proxy statement carefully before you vote your shares.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 55 of this proxy statement.

Unless we otherwise indicate or unless the context requires otherwise, all references in this proxy statement to the “Company,” “Cavalier,” “we,” “our” and “us” refer to Cavalier Homes, Inc. and its subsidiaries; all references to “the Board of Directors” and “our Board of Directors” refer to the board of directors of Cavalier Homes, Inc.; all references to “Southern Energy” refer to Southern Energy Homes, Inc.; all references to “Merger Sub” refer to T Merger Sub, Inc.; all references to “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of June 14, 2009, by and among the Company, Southern Energy and Merger Sub, as amended from time to time, a copy of which is attached as Annex A to this proxy statement; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; and all references to the “SEC” refer to the Securities and Exchange Commission. All other capitalized terms used but not defined here have the meanings ascribed to such terms in the Merger Agreement.

The Parties to the Merger (page 17)

Cavalier Homes, Inc.
32 Wilson Blvd. 100
Addison, AL 35540
(256) 747-9800

Cavalier Homes, Inc. and its subsidiaries design, produce, and sell a wide range of manufactured homes, serving markets in the South Central and South Atlantic regions of the United States. Currently, Cavalier operates four plants that produce homes sold by a network of independent dealers, including exclusive dealers. Cavalier’s shares trade on the NYSE Amex under the ticker symbol “CAV”.

Southern Energy Homes, Inc.
144 Corporate Way
Addison, AL 35540
(256) 747-8589

Southern Energy Homes, Inc. is an industry leader in producing top quality, customizable manufactured homes. Its core markets are in the Southeast and South Central United States. Currently, Southern Energy produces homes at six manufacturing facilities under five brand names and sells its homes at more than three hundred retail sales centers in approximately 20 states. It is a subsidiary of CMH Manufacturing, Inc., an indirect subsidiary of Berkshire Hathaway Inc.

T Merger Sub, Inc.
144 Corporate Way
Addison, AL 35540

T Merger Sub., Inc. is a wholly owned subsidiary of Southern Energy. It was formed solely for the purpose of effectuating the Merger and the transactions contemplated by the Merger Agreement. It has not engaged in any business except in furtherance of this purpose and the activities incident to its formation.

The Merger and the Closing (page 35)

The Merger Agreement provides that, if the agreement is adopted by our stockholders and the other conditions to closing are satisfied or waived, Merger Sub shall be merged with and into Cavalier, and Cavalier will continue as the surviving corporation and a wholly owned subsidiary of Southern Energy. After the Merger, Southern Energy will own all of Cavalier’s outstanding stock and Cavalier’s common stock will no longer be listed on the NYSE Amex. Upon completion of the Merger, each share of Cavalier common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by (i) Cavalier as treasury stock, (ii) Southern Energy or Merger Sub or any direct or indirect wholly owned subsidiary of Southern Energy or Cavalier, and (iii) stockholders, if any, who properly demand and perfect their appraisal rights under Delaware law) will be converted into the right to receive $2.75 in cash, without interest and less any applicable withholding taxes. Following the closing, each stockholder will have the right to receive the applicable merger consideration but, will no longer have any rights as a Cavalier stockholder.

Reasons for the Merger; Recommendations of Our Board of Directors (page 21)

After careful consideration, our Board of Directors, by unanimous vote, approved and declared advisable the execution, delivery, and performance of the Merger Agreement and the transactions contemplated thereby and has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable, and in the best interests of Cavalier’s stockholders. Our Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement and “FOR” the persons named as proxies to consider and act upon such other matters as may properly come before the special meeting. For a discussion of the material factors considered by our Board of Directors in reaching its conclusions, please see “The Merger - Reasons for the Merger; Recommendations of Our Board of Directors” on page 22 of this proxy statement.

Treatment of Stock Options (page 36)

Pursuant to the Merger Agreement, each unexercised stock option outstanding (whether vested or unvested) that represents the right to acquire shares of our common stock and was granted under the Company’s employee benefit plans will, immediately prior to the effective time of the Merger, be cancelled, and the holder thereof will only have the right to receive a cash payment equal to the excess, if any, of the $2.75 per share merger consideration over the exercise price of such stock option, less any applicable withholding taxes.

Market Price of the Company Common Stock (page 51)

The closing sale price of our common stock on the NYSE Amex on June 12, 2009, the last trading day prior to the announcement of the execution of the Merger Agreement, was $2.23 per share. The $2.75 per share to be paid for each share of our common stock in the Merger represents a premium of approximately 23% over the closing sale price on June 12, 2009. On July ___, 2009, which is the most recent practicable date prior to the date of this proxy statement, the closing sale price of our common stock was $______ per share.

Opinion of Avondale Partners, LLC (page 24)

In connection with the Merger, Avondale Partners, LLC (“Avondale Partners”), delivered an oral opinion on June 12, 2009 (which was confirmed in writing on the same day) to our Board of Directors that, as of June 12, 2009, and based upon and subject to assumptions made, matters considered and limits of the review undertaken by it, as set forth in its opinion, the $2.75 per share merger consideration in cash to be received by holders of our common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of Avondale Partners’ written opinion dated June 12, 2009 is attached to this proxy statement as Annex B. Holders of our common stock are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Avondale Partners’ opinion was provided to our Board of Directors for its information in connection with its evaluation of the $2.75 per share merger consideration in cash from a financial point of view. The opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger. Pursuant to the terms of our engagement letter with Avondale Partners, Cavalier agreed to pay a fee of $150,000 in connection with Avondale Partners’ opinion, and a success fee equal to a percentage of the merger consideration that will be payable upon consummation of the transactions contemplated by the Merger Agreement.

The Special Meeting (page 52)

Date, Time and Place (page 52)

The special meeting of our stockholders will be held on August ___, 2009 at 32 Wilson Boulevard 100, Addison, Alabama 35540 at ______ P.M., Central Daylight Time.

Purpose of the Special Meeting (page 52)

At the special meeting, you will be asked to consider and vote upon a proposal to (1) adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Cavalier, with Cavalier continuing as the surviving corporation and a wholly owned subsidiary of Southern Energy; (2) approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and (3) to allow those persons named as proxies to consider and act upon such other matters as may properly come before the special meeting.

Record Date and Quorum (page 52)

You are entitled to vote at the special meeting if you owned a share of our common stock at the close of business on July 2, 2009, the record date of the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of July 2, 2009, there were ___________ shares of our common stock outstanding and entitled to vote at the special meeting.

The presence at the special meeting in person or by proxy of the holders of a majority of all outstanding shares of our common stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for purposes of considering the proposals at the special meeting.

Vote Required for Approval (page 52)

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote. A failure to vote your shares of common stock, an abstention or a broker non-vote will have the same effect as voting “AGAINST” the adoption of the Merger Agreement at the special meeting.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. A failure to attend the special meeting and vote your shares of common stock or failure to submit a proxy or a broker non-vote, will have no effect on the outcome of any vote to adjourn the special meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn the special meeting.

Voting and Proxies (page 52)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card by mail or appearing at the special meeting and voting in person. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the Merger Agreement, “FOR” adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the persons named as proxies to consider and act upon such other matters as may properly come before the special meeting.

If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If your shares of common stock are held in “street name” and you do not provide your broker with instructions, your shares of common stock will not be voted and that will have the same effect as voting “AGAINST” the adoption of the Merger Agreement and will have no effect on the outcome of any vote to adjourn or postpone the special meeting.

Revocability of Proxy (page 52)

If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by:

•
delivering to our Corporate Secretary, at 32 Wilson Boulevard 100, Addison, Alabama 35540, a signed, written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•
attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy — you must vote in person at the meeting to revoke a prior proxy); or

•	submitting a later dated proxy card.

You have the right to change or revoke your proxy at any time before the vote taken at the special meeting if you hold your shares through a broker by following the directions received from your broker to change or revoke those instructions.

Interests of the Company’s Directors and Executive Officers in the Merger (page 30)

When considering the recommendation of the Board of Directors and in considering how to vote on the Merger, you should be aware that Cavalier’s directors and certain employees have interests in the Merger that are in addition to, or different from, the interests of our stockholders generally, and that create potential or actual conflicts of interest. Together, our directors and the executive officers control ____% of the outstanding stock of Cavalier as of the record date (excluding options held by such directors and executive officers). Our Board of Directors was aware of these interests and the potential conflicts arising from such interests and considered them, among other matters, in approving the Merger Agreement. These interests include, among others, the ownership of stock options, continuation of employee benefits and potential change in control severance payments that, under certain circumstances, are payable to certain of our executive officers. Stockholders should take these benefits into account in deciding whether to vote for approval of the Merger Agreement

Material U.S. Federal Income Tax Consequences of the Merger (page 33)

For U.S. federal income tax purposes, a U.S. stockholder who receives merger consideration in exchange for our common stock generally will recognize a taxable gain or loss equal to the difference between the amount of cash such stockholder receives for such stock in the Merger and the stockholder’s adjusted tax basis in the stock exchanged therefor. The U.S. federal income tax consequences to non-U.S. stockholders will vary based on a number of factors. See “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” on page 33 of this proxy statement.

Tax matters are complicated, and the tax consequences of the Merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local, foreign or other tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the Merger.

No Solicitation (page 40)

We agreed to immediately cease any discussions or negotiations with any parties with respect to a “takeover proposal” (as defined in the Merger Agreement) and to seek to have returned to us any confidential information that we may have provided in such discussions or negotiations. We have additionally agreed that neither we nor our subsidiaries will authorize or permit any of our or our subsidiaries’ officers, directors, employees, affiliates, investment bankers, financial advisors, attorneys, accountants or any other representatives retained by us or by any of our subsidiaries to, directly or indirectly, (i) solicit, initiate, or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal or (ii) participate in the discussions or negotiations regarding a takeover proposal.

If, however, we receive an unsolicited bona fide takeover proposal, and our Board of Directors determines that it is a “superior proposal” (as defined in the Merger Agreement), the Company may:

•	request information from the party making such takeover proposal for the sole purpose of our Board of Directors informing itself about the takeover proposal and the party that made it;

•
furnish information with respect to the Company to the party making such takeover proposal pursuant to a customary confidentiality agreement, provided that (i) such confidentiality agreement does not contain terms less favorable to the Company than the confidentiality agreement dated May 4, 2009, between the Company and Southern Energy, and (ii) we advise Southern Energy of all nonpublic information delivered to such person concurrently with its delivery to the requesting party; and

•	participate in negotiations with such party regarding such takeover proposal.

Conditions to the Completion of the Merger (page 41)

The completion of the Merger depends on the satisfaction of a number of conditions at or prior to the effective time of the Merger, including the following:

•	the Merger Agreement must have been approved by a majority of the outstanding shares of our common stock;

•
no statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any governmental entity that prohibits, restrains or makes illegal the consummation of the Merger;

•
all governmental consents, orders, approvals and waiting periods required for the consummation of the Merger and the other contemplated transactions shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated;

•	each of our representations and warranties and the representations and warranties of Southern Energy and Merger Sub must be true and correct;

•	we, along with Southern Energy and Merger Sub, must have performed or complied with all material obligations, agreements and covenants as required by the Merger Agreement;

•
there shall be no statute, rule, regulation, judgment, order or injunction that (i) prohibits, or imposes a material limitation on, Southern Energy’s ownership or operation of its assets or Southern Energy’s, Merger Sub’s or the Company’s business and assets, or (ii) imposes material limitations on Southern Energy’s ownership of the surviving corporation, and no action by a governmental entity shall be pending that seeks either of these results; and

•
CMH Manufacturing, Inc. must have executed a guaranty in favor of the Company related to certain indemnification obligations and the payment of merger consideration. The form of guaranty agreement is attached to Annex A to the Merger Agreement, which is attached hereto as Exhibit A.

Termination of the Merger Agreement (page 42)

The Company and Southern Energy may agree to terminate the Merger Agreement without completing the Merger at any time before its consummation even after our stockholders have adopted the Merger Agreement.

The Merger Agreement may be terminated by either the Company or Southern Energy if:

•	a governmental entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action which permanently restrains, enjoins or otherwise prohibits the Merger; or

•
the Merger has not been completed by December 1, 2009 (provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement results in failure of the Merger to occur on or before such date).

We may terminate the Merger Agreement if:

•	our stockholders do not adopt the Merger Agreement at the special meeting;

•	we enter into a definitive agreement providing for a superior proposal (as defined in the Merger Agreement), provided that we have previously or simultaneously paid the applicable termination fee;

•
any of the representations and warranties of either Southern Energy or Merger Sub are not true and correct as of the closing date and such inaccuracy cannot be cured or has not been cured within 15 days after we give written notice of such inaccuracy to Southern Energy; or

•
either Southern Energy or Merger Sub have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant, and such breach cannot be cured or has not been cured within 15 days after we give written notice of such breach to Southern Energy.

Additionally, Southern Energy may terminate the Merger Agreement if:

•	our stockholders do not adopt the Merger Agreement at the special meeting;

•	our Board of Directors withdraws or modifies, or proposes publicly to withdraw or modify, its approval and recommendation of the Merger to our stockholders in a manner adverse to Southern Energy;

•	our Board of Directors fails to reconfirm its recommendation in favor of the Merger within three business days after a written request by Southern Energy to do so;

•	our Board of Directors approves or recommends, or proposes publicly to approve or recommend, any takeover proposal (as defined in the Merger Agreement) other than the Merger;

•
any of our representations and warranties in the Merger Agreement are not true and correct as of the closing date and such inaccuracy cannot be cured or has not been cured within 15 days after Southern Energy gives us written notice of such inaccuracy; or

•
we have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant, and such breach cannot be cured or has not been cured within 15 days after Southern Energy gives us written notice of such breach.

Termination Fees; Expenses (page 43)

Generally, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses, whether or not the Merger is completed.

We have agreed, however, to pay Southern Energy a termination fee equal to 3% of the merger consideration in the event that:

•
a takeover proposal (as defined in the Merger Agreement) is made known to the Company, made directly to our stockholders or publicly announced, and the Merger Agreement is thereafter terminated for one of the following reasons:

•	the Merger is not closed by December 1, 2009;

•	our stockholders do not adopt the Merger Agreement at the special meeting;

•
a governmental entity issues a nonappealable final order, decree or ruling or takes any other nonappealable final action which permanently restrains, enjoins or otherwise prohibits the Merger, but only if the applicable final order is based on the existence of a takeover proposal and such takeover proposal is consummated within one year of the termination of the Merger Agreement;

•
Southern Energy terminates the Merger Agreement because our Board of Directors withdraws or modifies, or proposes publicly to withdraw or modify, its approval or recommendation of the Merger to our stockholders in a manner adverse to Southern Energy;

•
Southern Energy terminates the Merger Agreement because our Board of Directors fails to reconfirm its recommendation in favor of the Merger within three business days after a written request by Southern Energy to do so;

•
Southern Energy terminates the Merger Agreement because our Board of Directors approves or recommends, or proposes publicly to approve or recommend, any takeover proposal (as defined in the Merger Agreement) other than the Merger; or

•	the Company terminates the Merger Agreement and concurrently enters into a definitive agreement relating to a superior proposal.

The termination fee is due to Southern Energy on the date of the termination of the Merger Agreement, except in the case of a governmental entity action, following which the termination fee is due upon the consummation of the takeover proposal.

Appraisal Rights (page 45)

We have concluded that Cavalier stockholders are entitled under Delaware law to appraisal rights in connection with the Merger. To exercise appraisal rights, a Cavalier stockholder must:

•	before the taking of the vote on the proposal to approve the Merger Agreement, deliver to Cavalier a written demand for appraisal;

•	NOT vote in favor of the proposal to approve the Merger Agreement;

•	continue to hold your Cavalier common stock through the effective date of the Merger; and

•	comply with other procedures required by Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)

A copy of the relevant provisions of DGCL Section 262 is attached to this proxy statement as Annex C.

Surrender of Certificates (page 36)

Promptly after the effective time of the Merger, you will be mailed a letter of transmittal and instructions specifying the procedures to be followed to surrender your shares of Cavalier common stock in exchange for the applicable merger consideration. You should not submit your stock certificates for exchange until you receive the letter of transmittal and instructions. When Cavalier stockholders surrender their stock certificates along with the properly executed letter of transmittal, they will receive the applicable merger consideration less any applicable withholding taxes.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Cavalier Homes, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:           What is the proposed transaction?

A:
The proposed transaction is the acquisition of the Company by Southern Energy Homes, Inc., a Delaware corporation, in a merger pursuant to the Merger Agreement. If the Merger Agreement is adopted by the Company’s stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Southern Energy, will merge with and into the Company. Upon consummation of the Merger, the Company will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Southern Energy. After the Merger, shares of the Company’s common stock will no longer be publicly traded.

Q:           What will I receive for my shares of the Company’s common stock in the Merger?

A:
Upon completion of the Merger, you will receive $2.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own (unless you have properly demanded and perfected your appraisal rights under Delaware law, in which case any consideration that you receive will be determined by the Delaware Court of Chancery). For example, if you own 100 shares of our common stock, you will receive $275.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. Upon consummation of the Merger, you will no longer own shares in Cavalier, nor will you have acquired any shares in Southern Energy, Merger Sub or the surviving corporation.

See the section entitled “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” on page 33 of this proxy statement for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local and foreign taxes.

Q:	How does the merger consideration compare to the market price of the common stock prior to announcement of the Merger?

A:
The closing sale price of the Company’s common stock on the NYSE Amex on June 12, 2009, the trading day prior to the public announcement of the execution of the Merger Agreement, was $2.23 per share as compared to the $2.75 per share merger consideration.

Q:	How will the Company’s stock options be treated in the Merger?

A:
Pursuant to the Merger Agreement, each unexercised stock option outstanding immediately prior to the effective time of the Merger (whether vested or unvested) that represents the right to acquire a share of our common stock will, immediately prior to the effective time of the Merger, be cancelled and the holder thereof will only have the right to receive a cash payment equal to the excess, if any, of the $2.75 per share merger consideration over the exercise price of such stock option, less any applicable withholding taxes.

Q:           When and where is the special meeting?

A:	The special meeting will be held on August ___, 2009 at 32 Wilson Boulevard 100, Addison, Alabama 35540 at ____ P.M. Central Daylight Time.

Q:	Are all stockholders of the Company as of the record date entitled to vote at the special meeting?

A:
Yes. All stockholders who own our common stock at the close of business on July 2, 2009, the record date for the special meeting, will be entitled to receive notice of the special meeting and to vote (in person or by proxy) the shares of our common stock that they hold on that date at the special meeting or any adjournments or postponements of the special meeting.

Q:	What vote of the Company’s stockholders is required to adopt the Merger Agreement?

A:
For us to complete the Merger, a majority of the outstanding shares of our common stock at the close of business on the record date must vote “FOR” the adoption of the Merger Agreement, with each share having a single vote.

Because the affirmative vote required to adopt the Merger Agreement is based upon the total number of shares of our outstanding common stock, failure to vote, an abstention or a broker non-vote will have the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Q:	What vote of the Company’s stockholders is required to adjourn the special meeting?

A:
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. A failure to attend the special meeting and vote your shares of common stock or failure to submit a proxy or a broker non-vote, will have no effect on the outcome of any vote to adjourn the special meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn the special meeting.

Q:	Does our Board of Directors recommend that our stockholders vote “FOR” the adoption of the Merger Agreement?

A:	Yes. After careful consideration, our Board of Directors, by a unanimous vote of the directors, recommends that you vote:

•
“FOR” the adoption of the Merger Agreement. You should read the section entitled “The Merger – Reasons for the Merger; Recommendations of Our Board of Directors” on page 21 of this proxy statement for a discussion of the factors that our Board of Directors considered in deciding to recommend the adoption of the Merger Agreement;

•
“FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and

•	“FOR” the ability of those persons named as proxies to consider and act upon such other matters as may properly come before the special meeting.

Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:
In considering the recommendation of our Board of Directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers, including individuals who participated in meetings of our Board of Directors regarding the Merger Agreement and the Merger, may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See the section entitled “The Merger – Our Directors, Executive Officers and Employees Have Interests in the Merger That Differ from Your Interests” on page 30 of this proxy statement.

Q:	What effects will the proposed Merger have on the Company?

A:
Upon consummation of the proposed Merger, Cavalier will cease to be a publicly traded company and will be a wholly owned subsidiary of Southern Energy. You will no longer have any interest in our future earnings or growth, if any. Following consummation of the Merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the SEC. In addition, upon completion of the proposed merger, shares of Cavalier common stock will no longer be listed on the NYSE Amex, or any other stock exchange or quotation system.

Q:	What happens if the Merger is not consummated?

A:
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Cavalier will remain an independent public company and our common stock will continue to be listed and traded on the NYSE Amex. If the Merger Agreement is terminated, under specified circumstances, Cavalier may be required to pay Southern Energy a termination fee as described in the section entitled “The Merger Agreement – Termination Fee; Expenses” on page 43 of this proxy statement.

Q:	How do I vote my shares without attending the special meeting?

A:
If you hold shares in your name as a stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s voting instructions. In either case, you may vote your shares by mail without attending the special meeting. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Q:	How do I vote my shares in person at the special meeting?

A:
If you hold shares in your name as a stockholder of record, you may vote those shares in person by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you to the special meeting. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your nominee.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the adoption of the Merger Agreement.

Q:	Can I revoke or change my vote?

A:
Yes. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting. If your shares are held in your name, you may revoke a proxy by notice in writing delivered to our Secretary, Michael R. Murphy, at any time before it is exercised, or by attending the special meeting and voting in person. The presence of a stockholder at the special meeting, however, will not automatically revoke a proxy previously given to us. If your shares are held in street name, you may revoke your earlier proxy by re-voting as instructed by your broker; only your latest vote will be counted.

Q:	What do I need to do now?

A:
Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card. You can also attend the special meeting and vote. Do NOT return your stock certificate(s) with your proxy.

If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If your shares of common stock are held in “street name” and you do not provide your broker with instructions, your shares of common stock will not be voted and that will have the same effect as voting “AGAINST” the adoption of the Merger Agreement and will have no effect on the outcome of any vote to adjourn or postpone the special meeting.

Q:	Am I entitled to appraisal rights?

A:	Yes. Cavalier has concluded that you are entitled under Delaware law to appraisal rights in connection with the Merger. To exercise appraisal rights, you must:

•	before the taking of the vote on the proposal to approve the Merger Agreement, deliver to Cavalier a written demand for appraisal;

•	NOT vote in favor of the proposal to approve the Merger Agreement;

•	continue to hold your Cavalier common stock through the effective date of the Merger; and

•	comply with other procedures as required by DGCL Section 262.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, Cavalier stockholders will receive written instructions for surrendering their shares for the merger consideration.

Q:	When do you expect the Merger to be completed?

A:
We anticipate that the Merger will be completed by the end of the third quarter of 2009, assuming satisfaction or waiver of all of the conditions to the Merger. However, the Merger is subject to various regulatory approvals and other conditions, and it is possible that factors outside the control of Southern Energy and the Company could result in the Merger being completed at a later time, an earlier time or not at all. There may be a substantial amount of time between the date of the special meeting and completion of the Merger.

Q:	If the Merger is completed when can I expect to receive the merger consideration for my shares of common stock?

A:
Promptly after the completion of the Merger, you will be sent a letter of transmittal describing how you may exchange your shares of common stock for the merger consideration. You should not send your common stock certificates to us or anyone else until you receive these instructions.

Q:	What happens if I sell my shares before the special meeting?

A:
The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $2.75 per share in cash to be received by our stockholders in the Merger. In order to receive the $2.75 per share, you must hold your shares through the completion of the Merger.

Q:	Whom should I contact with questions or to obtain additional copies of this proxy statement?

A:
If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Michael R. Murphy, the Secretary and Chief Financial Officer of Cavalier, by telephone at (256) 747-9800 or go to http://www.cavhomesinc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include information concerning possible or assumed future results of operations of our Company, the expected completion and timing of the Merger and other information relating to the Merger. Such statements are often expressed through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” “projection,” “preliminary,” “forecast,” and other similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve known and unknown risks and uncertainties over which we have no control. In addition to other factors and matters contained in this proxy statement, those risks and uncertainties include, without limitation:

•	the satisfaction of the conditions to close the Merger, including the approval of the Merger Agreement by our stockholders;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee of 3% of the total merger consideration to Southern Energy;

•	the outcome of any legal proceeding that has been or may be instituted against us and others following the announcement of the Merger Agreement;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the potential adverse effect on our business due to compliance with certain covenants to which we agreed in the Merger Agreement;

•	the effect of the announcement of the Merger on our customer and vendor relationships, operating results and business generally;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the share price of our common stock;

•	our inability to retain and, if necessary, attract key employees, particularly in light of the proposed Merger;

•	risks related to the Merger diverting management’s attention from our ongoing business operations;

•	general economic and market conditions;

•	the risk of unforeseen material adverse changes to our business and our operations; and

•
other risks and uncertainties detailed in our filings with the SEC, including the risks set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 (filed on February 20, 2009), referred to as the “Form 10-K.” See “Where You Can Find More Information” on page 55 of this proxy statement.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

CHAPTER I – THE MERGER

THE MERGER

The Companies

Cavalier Homes, Inc.

Cavalier Homes, Inc. and its subsidiaries design, produce, and sell a wide range of manufactured homes, serving markets in the South Central and South Atlantic regions of the United States. Currently, Cavalier operates four plants that produce homes sold by a network of independent dealers, including exclusive dealers. Cavalier’s shares trade on the NYSE Amex under the ticker symbol “CAV”.

For its distribution system, Cavalier has chosen to build a network of independent dealers, including independent exclusive dealers, which the Company believes gives it many of the same efficiencies and market presence that captive retail centers provide to other companies

Cavalier’s main office is located at 32 Wilson Boulevard 100, Addison, Alabama 35540 and its website address is http://www.cavhomesinc.com. Its telephone number is (256) 747-9800.

Southern Energy Homes, Inc.

Southern Energy Homes, Inc. is an industry leader in producing top quality, customizable manufactured homes. Its core markets are in the Southeast and South Central United States. Currently, Southern Energy produces homes at six manufacturing facilities under five brand names and sells its homes at more than three hundred retail sales centers. It is a subsidiary of CMH Manufacturing, Inc., an indirect subsidiary of Berkshire Hathaway Inc.

Southern Energy’s main office is located at 144 Corporate Way, Addison, Alabama 35540 and its website address is http://www.sehomes.com. Its telephone number is (256) 747-8589.

Background of the Merger

The Board of Directors and management of Cavalier regularly review the manufactured housing industry and Cavalier’s strategic and competitive position in that industry, particularly in light of the continuing long-term trend of decreased shipments or sales of manufactured homes, consolidation in the manufactured housing industry and the declining availability of sources of financing for retail customers and wholesale floor plan lending for dealers for the purchase of manufactured homes. Management and the Board of Directors of Cavalier consider various strategic alternatives as part of their continuing efforts to enhance Cavalier’s position in the manufactured housing industry and to maximize stockholder value. These strategic alternatives include continuing to operate as an independent producer of manufactured homes, acquiring other manufactured housing companies, and entering into a strategic business combination with a similarly-sized or larger company. From time to time in past years, representatives of Cavalier have had informal, preliminary discussions with representatives of other manufactured housing entities concerning the possibility of a business combination transaction. Other strategic initiatives and considerations include efforts to increase operating efficiencies by reducing personnel, closing or idling underutilized manufacturing facilities and consolidating manufacturing operations in Cavalier’s core production facilities in Addison and Hamilton, Alabama. Management and the Board of Directors also have actively pursued potential purchasers of Cavalier’s various closed facilities in order to convert idle assets such as real estate into cash to augment the Company’s capital and liquidity positions.

During the summer and fall of 2007, the Chief Executive Officer of Cavalier, who at that time was David A. Roberson, and the Board of Directors engaged in several planning and discussion sessions focusing on the direction and prospects of Cavalier. Among the items and issues discussed at these meetings were the operating losses being incurred by Cavalier in 2007 and the increasingly challenging business and operating market anticipated in 2008. At that time, the Board of Directors, through the Business Planning Committee, developed a business plan in conjunction with Avondale Partners, LLC (“Avondale Partners”) and senior management to focus on operating results and operating efficiencies, and to focus on the short-term and long-term strategic direction of the Company. In late 2007 through May 2008, the Business Planning Committee was comprised of directors, Bobby Tesney, Barry Donnell and John Lowe and after May 2008 was comprised of directors, Bobby Tesney, Barry Donnell and Tom Broughton.

As part of that initiative, the Business Planning Committee and senior management met with several investment banking and advisory firms to seek advice and input. Following these meetings and interviews, the Board of Directors, based on the recommendations of the Business Planning Committee and senior management, determined to engage Avondale Partners to provide financial advisory and investment banking services to the Board of Directors. On October 4, 2007, the Board of Directors and Avondale Partners entered into an engagement letter under which Avondale Partners agreed to advise and assist the Board of Directors in considering and assessing an array of strategic alternatives and initiatives, including a review and analysis of the financial and operating characteristics of Cavalier, the competitive position of Cavalier and the ability of Cavalier to access the public and private capital markets, whether through equity, debt or some combination thereof. The engagement with Avondale Partners also involved assisting and advising the Board of Directors on strategic alternatives involving various possible business combinations or transactions, including a sale or transfer of all or a portion of the business or assets of the Company by way of a merger, reorganization, recapitalization, joint venture or other transaction.

Thereafter, during the fourth quarter of 2007 and the first quarter of 2008, Avondale Partners, in conjunction with senior management and the Business Planning Committee, conducted an in-depth review of Cavalier. Beginning in the fourth quarter of 2007 and continuing at various times during the first, second and third quarters of 2008, Avondale Partners met with and made presentations to the Business Planning Committee and the full Board of Directors regarding the results of Avondale Partners’ various preliminary and ongoing investigations, and certain conclusions and recommendations of Avondale Partners to the Business Planning Committee and the Board of Directors. These results and recommendations included increased efforts to reduce operating costs, including the sales of idled or closed facilities, exploring possible strategic alliances or combinations with larger manufacturing companies with larger capital bases and greater prospects for accessing capital markets and other sources of capital, and consideration of deregistering the equity securities of Cavalier in order to eliminate the ongoing compliance requirements of the Sarbanes-Oxley Act of 2002, as well as eliminating the ongoing reporting requirements of the Securities and Exchange Act of 1934 and the internal costs and external legal and accounting costs associated with operating a public company. Avondale Partners also performed a review of the possible financial and operating impact on Cavalier of a disposition of Cavalier’s finance business through various possible structures, including a sale of the operations of the finance subsidiary or a sale of all or portions of its loan portfolio.

Following the presentation and review of these assessments and the continued review and deliberation of the Business Planning Committee and the full Board of Directors along with senior management, the Board and senior management determined to continue to pursue and implement cost-cutting and efficiency initiatives, with an eye towards improving operating efficiencies and gross margins. In addition, the Business Planning Committee and the Board of Directors determined that it would be appropriate for Avondale Partners, in coordination with senior management, to explore, on an informal basis, possible interest in a business combination with other manufactured home companies, to gauge levels of interest and assess possible ranges of values and valuations of Cavalier and its operations.

During the spring and summer of 2008, Avondale Partners made various informal inquiries to several manufactured home companies exploring the operating and expansion plans of such companies. In addition, during this same time period, Mr. David A. Roberson, who was the President and Chief Executive Officer of Cavalier at that time, engaged in informal discussions with senior management of several manufactured home companies regarding possible interest in a business combination with Cavalier. In August 2008, Mr. Roberson resigned his position with Cavalier, and Mr. Bobby Tesney was appointed interim President and Chief Executive Officer of Cavalier. Upon appointment, Mr. Tesney assumed the various duties and responsibilities previously performed by Mr. Roberson, including the implementation of the various strategic plans and initiatives developed by the Business Planning Committee and the Board of Directors.

On or about August 25, 2008, Avondale Partners made a presentation to the Board of Directors regarding a possible transaction involving the acquisition by Cavalier of a smaller manufacturing company (hereafter referred to as “Company A”) in a stock-for-stock transaction. The presentation had been prepared by Avondale Partners as a result of an indication of interest from Company A, growing out of the informal inquiries by Avondale Partners. At that time, following the presentation of Avondale Partners and discussion by the Board of Directors, the Board determined not to pursue this proposal, and instead to focus on improving the operations and financial performance of Cavalier.

Early in the fourth quarter of 2008, Mr. Tesney contacted the chairman of a larger manufacturing company (hereafter referred to as “Company B”) to inquire whether Company B would be interested in a possible business combination with Cavalier. The chairman of Company B and Mr. Roberson had engaged in informal discussions earlier in the summer of 2008 regarding a possible business combination between Cavalier and Company B, and Mr. Tesney contacted the chairman of Company B to ascertain the status of interest. Following these discussions, Mr. Tesney and the chairman of Company B did not engage in further discussions regarding a possible business combination during the remainder of 2008.

On January 21, 2009, Curtis D. Hodgson, a Cavalier stockholder, informally notified Barry B. Donnell, the chairman of Cavalier, that Mr. Hodgson intended to nominate three persons for election to the Cavalier Board of Directors at the 2009 annual meeting of Cavalier stockholders and to solicit proxies in connection therewith. Mr. Hodgson formally notified Cavalier of this intention on February 5, 2009 and February 6, 2009. On February 3, 2009, Legacy Housing, LTD., Shipley Brothers, LTD., Curtis D. Hodgson, Kenneth E. Shipley, and certain of their affiliates, as stockholders of Cavalier (referred to in this proxy statement as the “Committee for Change”), filed a Schedule 13D with the Securities and Exchange Commission. This Schedule 13D filing expressed, among other alternatives, that the Committee for Change might seek to encourage Cavalier to take certain actions including, but not limited to, the exploration of value creating alternatives including changes to the overall strategic direction of Cavalier, corporate structure, capital allocation, capital raising activities, and Cavalier Board of Directors and management composition. The Schedule 13D filing also stated that the Committee for Change might be in communication with other Cavalier stockholders regarding such matters.

In February 2009, Mr. Tesney and the chairman of Company B renewed their informal discussions regarding a possible business combination between Company B and Cavalier. On January 30, 2009, Company B and Cavalier entered into a confidentiality agreement related to their preliminary discussions and the confidential exchange and review by both parties of operational and financial data and materials.

In March 2009, Mr. Tesney, Mr. Barry E. Mixon, the executive vice president of Cavalier, Michael R. Murphy, the chief financial officer of Cavalier, and the chairman of Company B met at a manufactured housing industry trade show in Tunica, Mississippi to discuss further a business combination between Cavalier and Company B. At this meeting, the Cavalier management team and the chairman of Company B discussed their respective business operations and methodologies, and their relative operating efficiencies and how a possible combination might affect their respective operations and efficiencies. At this meeting, the chairman of Company B made a verbal proposal to the management team of Cavalier in which Company B would acquire all of the issued and outstanding stock of Cavalier in a stock-for-stock transaction in which Cavalier stockholders would receive $1.75 of stock of Company B for each share of Cavalier stock. After consultation with the Cavalier Board of Directors, the Board directed Mr. Tesney to reject this proposal, which Mr. Tesney did in April 2009 during a phone call with the chairman of Company B. The Board of Directors did not request its financial adviser Avondale Partners to make a formal presentation and analysis of this proposal, because it was the Board of Directors’ judgment and determination that the offer was not adequate for further consideration by the Board of Directors or its advisors.

Following Mr. Tesney’s rejection of the offer of $1.75 per share in stock from Company B, Mr. Tesney requested Avondale Partners to explore with Company B whether there was any interest in discussing a higher range of value. Avondale Partners inquired of Company B regarding possible interest in pursuing a higher proposal or range of values. This inquiry did not result in a revised or further proposal from Company B.

In early May 2009, Keith O. Holdbrooks, the President of Southern Energy, telephoned Mr. Tesney to inquire about the status of Cavalier’s proxy fight with the Committee for Change. Mr. Tesney and Mr. Holdbrooks spoke several times by telephone and in the course of these telephone conversations Mr. Holdbrooks indicated to Mr. Tesney that Southern Energy might have an interest in a transaction with Cavalier. After additional discussion regarding the future of their respective companies, Mr. Holdbrooks and Mr. Tesney entered into a confidentiality agreement on behalf of Southern Energy and Cavalier dated May 4, 2009. Commencing on May 5 and continuing during May 6, 7 and 8, 2009, Cavalier and Southern Energy engaged in various due diligence activities and exchange of financial and operating information. During the evening of May 8, 2009, Mr. Holdbrooks made an offer on behalf of Southern Energy to purchase the stock of Cavalier for $2.50 per share in cash, which offer was not contingent on financing nor upon the subsequent stock price of Cavalier common stock, but which included a requirement for a break up fee and an agreement not to solicit other offers. The Southern Energy offer was confirmed on May 8 via email to Mr. Tesney and to Mr. Barry Donnell, as chairman of the Board of Directors of Cavalier.

Following receipt of the Southern Energy proposal on May 8, 2009, Mr. Tesney and Mr. Holdbrooks discussed by telephone on May 8 and over the weekend of May 9 and May 10 the pricing proposal and other aspects of the offer, including a termination fee and a period of exclusivity for Southern Energy.

At a meeting of the Board of Directors called on May 11, 2009, the full Board of Directors was apprised of the proposal from Southern Energy and discussed the proposal from Southern Energy, as well as the status of the negotiations with the Committee for Change and the likelihood of the settlement of such negotiations. It was the sense and judgment of the Board of Directors that, given the likelihood of a possible settlement with the Committee for Change and the fact that such a settlement would result in two new individuals being added to the Cavalier Board of Directors at the annual meeting of stockholders scheduled, at that time, for May 19, 2009, it would be prudent and consistent with the best interests of the stockholders of Cavalier, both generally and as specifically expressed in the proxy contest with the Committee for Change, to have the anticipated new, full board of Cavalier (which the Board expected would include two representatives of the Committee for Change), consider the proposal from Southern Energy. Accordingly, following its considerations and deliberations on May 11, 2009, the Board directed Mr. Tesney to communicate to Southern Energy that the Board desired to have the expected newly-constituted Board of Directors (which the Board expected would include the two new nominees of the Committee for Change) to participate in the assessment and consideration of the Southern Energy proposal.

On May 14, 2009, Cavalier and the Committee for Change entered into a settlement agreement whereby two of the director nominees named by the Committee for Change, Mr. Curt Hodgson and Mr. Kenny Shipley, were named to the Cavalier Board of Directors. In addition, Cavalier agreed to pay certain expenses of the Committee for Change incurred in the proxy fight and to take other actions regarding the future nominations to and composition of the Cavalier Board of Directors. At the annual meeting of stockholders of Cavalier subsequently held on May 26, 2009, Mr. Curt Hodgson and Mr. Kenny Shipley, along with the eight individual nominees of the Board of Directors of Cavalier, were elected to the Board of Directors of Cavalier.

During a regularly scheduled meeting of the newly-elected Cavalier Board of Directors on May 26, 2009, called to order immediately following the annual meeting of stockholders of Cavalier, Mr. Tesney reported to the Cavalier Board of Directors regarding the Southern Energy offer of $2.50 in cash, as well as the status of discussions and negotiations with Southern Energy. Also present at the meetings of the Board of Directors were representatives of Avondale Partners who discussed and presented various financial analyses of the proposal from Southern Energy. Following these discussions and presentations, the Board of Directors directed Mr. Tesney to make a counter-offer to Mr. Holdbrooks of $3.00 per share in cash. Mr. Tesney telephoned Mr. Holdbrooks to convey the counter proposal and discussed with Mr. Holdbrooks a number of assumptions underlying Southern Energy’s offer of $2.50 per share in cash, including particularly the potential financial effect to Southern Energy of Cavalier’s deferred tax assets of approximately $16 million as of March 28, 2009, which are fully reserved and includes federal and state tax net operating loss carry forwards. Subsequent to that discussion, Southern Energy requested, and Cavalier provided, detailed information concerning the tax net operating loss carry forward. Mr. Holdbrooks and Mr. Tesney met in person on June 1, 2009 and Mr. Holdbrooks indicated that Southern Energy was willing to increase its offer to $2.75 per share in cash, subject to the same conditions specified in its previous offer. The increased Southern Energy offer was confirmed on June 1 via email to Mr. Tesney and to Mr. Donnell, as chairman of the Board of Directors of Cavalier.

Following the receipt by Cavalier of the offer of $2.75 per share in cash, the Cavalier Board of Directors met in a special meeting on June 3, 2009 to discuss the new proposal. During the evening of June 2, 2009, Avondale Partners distributed to the Board of Directors discussion materials regarding the offer from Southern Energy including a financial analysis of the offer, and representatives of Avondale Partners were present by telephone at the meeting of the Board of Directors on June 3. Mr. Tesney reported at length to the Board of Directors regarding the discussions and negotiations with Mr. Holdbrooks and Southern Energy and the new proposal. Following this report and discussion, the Board of Directors requested Avondale Partners to discuss and review with the Board the discussion materials and financial analysis of the offer set forth in the discussion materials that Avondale Partners had provided to the Board. Avondale Partners discussed at length the proposal and the financial analysis of the proposed transaction and responded to questions from the Board of Directors regarding the proposal and financial analysis.

Counsel from the firms of Lowe, Mobley and Lowe and Bradley Arant Boult Cummings LLP also were present by telephone for the meeting of the Board of Directors and participated in these discussions. Counsel outlined and reviewed with the Board of Directors the fiduciary duties of the members of the Board, and responded to questions from members of the Board regarding such duties, the status of negotiations with Southern Energy and the process in which the Board and management had been engaged. The Cavalier Board of Directors continued to discuss at length the proposal from Southern Energy and the presentations by the Board’s financial and legal advisors. The Board of Directors also reviewed with its representatives and management its views on various matters which were continuing to be discussed and negotiated, including the request by Southern Energy for exclusivity, the proposed termination fee and the ability of the Board to respond to other offers or proposals.

Following these discussions and deliberations by the Board of Directors at its meeting on June 3, 2009, the Board directed Mr. Tesney to continue to pursue negotiations with Mr. Holdbrooks and Southern Energy based on the offer of $2.75 per share in cash. Mr. Tesney communicated this information to Mr. Holdbrooks and on June 4, 2009, counsel for Southern Energy delivered a draft of a proposed merger agreement, which representatives of Cavalier and Southern Energy began to review and negotiate.

In addition, following the meeting of the Board of Directors on June 3, 2009, Avondale Partners contacted a number of other parties in the manufactured housing industry and solicited information from such parties regarding the interest of any other party in a possible business combination with Cavalier. Avondale Partners’ efforts did not result in any such party making a formal offer or proposal to Cavalier.

On June 12, 2009, the Cavalier Board of Directors met to review the proposed transaction. With the assistance of counsel and management, the Board of Directors of Cavalier conducted a detailed review of the definitive Merger Agreement and related aspects of the transaction, including the structure and treatment of various financial, business and legal items under the Merger Agreement and in the transaction. Counsel reviewed and discussed again the fiduciary duties of the Board of Directors. The Cavalier Board of Directors also considered a review of the transaction by Avondale Partners which included a financial analysis of the Southern Energy proposal. Avondale Partners presented to the Board of Directors of Cavalier its opinion that the merger consideration to be offered to the stockholders of Cavalier by Southern Energy was fair to the stockholders of Cavalier from a financial point of view. After further discussion and consideration of the factors discussed below under “Reasons for the Merger,” the Board of Directors of Cavalier, by unanimous vote, determined that the Merger was fair to, and in the best interests of, Cavalier and its stockholders, approved the Merger Agreement and the Merger, and, subject to the exercise of its fiduciary duties, and the terms and conditions of the Merger Agreement, voted to recommend that the stockholders of Cavalier approve the Merger Agreement and Merger. In addition, the Cavalier Board of Directors authorized Mr. Tesney to negotiate with Southern Energy the terms and conditions of a Change in Control Agreement between Cavalier and Michael R. Murphy, the chief financial officer of Cavalier.

Over the weekend of June 13 and June 14, 2009, representatives of Southern Energy and Cavalier continued to negotiate and finalize the Merger Agreement and Mr. Murphy’s Change in Control Agreement. Cavalier and Southern Energy executed the Merger Agreement during the evening of June 14, 2009, and issued a joint press release publicly announcing the transaction on the morning of June 15, 2009.

Reasons for the Merger; Recommendations of Our Board of Directors

Our Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of the Company vote for the approval and adoption of the Merger Agreement. In approving the Merger Agreement, our Board of Directors considered the following factors:

•	that the merger consideration of $2.75 per share of Cavalier common stock represents a premium of approximately 23% over the closing sale price on June 12, 2009; a premium of approximately

31% over the average trading price of Cavalier common stock one week prior to announcement; and a premium of approximately 61% over the average trading price of Cavalier common stock four weeks prior to announcement;

•
the process undertaken by Avondale, which began in October 2007 and included contacting or being contacted by a number of potential strategic buyers, including all of the major participants in the manufactured housing industry. Several parties provided indications of interest, and one of those entities provided a verbal proposal to acquire Cavalier in a stock-for-stock merger;

•
the opinion of Avondale that the merger consideration of $2.75 per share of Cavalier common stock to be paid under the Merger Agreement was, as of the date of the opinion and based upon and subject to factors and assumptions set forth herein, fair from a financial point of view to Cavalier’s stockholders (see “The Merger – Opinion of Our Financial Advisor” on page 24 of this proxy statement);

•
the Board’s view that the merger consideration is fair in light of the Board’s familiarity with Cavalier’s business, assets, operations, financial condition, strategy and prospects, as well as Cavalier’s historical and projected financial performance;

•
the Board’s view that the merger consideration is more favorable to Cavalier’s stockholders than the potential value that might result from pursuing other strategic initiatives or continuing with Cavalier’s current business plan, which view was based on the following factors:

o	the prospects for the macro economy and the manufactured housing industry which challenge Cavalier’s ability to sustain gross margins and increase earnings;

o	the perceived risks associated with the achievement of Cavalier’s business plan;

o	the determination that Cavalier did not receive many of the benefits associated with being a public company and faced significant continuing costs associated with remaining a public company;

o	the expected time, capital required and availability and cost to effectuate other strategic business alternatives; and

o	the continuing risk of uncertain returns to Cavalier’s stockholders;

•	that the merger consideration is all cash, which provides certainty of value to Cavalier’s stockholders;

•	the Board’s view that the Merger maximizes stockholder value by providing stockholders with liquidity, without the risk to stockholders of a business plan constrained by uncertain market conditions;

•
the likelihood that the Merger will be consummated, in light of Southern Energy’s reputation and financial capability; and the absence of any financing condition to Southern Energy’s obligation to complete the Merger;

•	that historically Cavalier’s common stock traded with low volume, making the stock relatively illiquid and often difficult to sell without negatively impacting the per share price;

•	the business, financial, market and execution risks associated with remaining independent, including:

o	the long-term trend of decreased shipments and sales of manufactured homes;

o	the declining availability of sources of financing for continuing operations;

o	the lack of availability of sources of wholesale floor plan lending for manufactured housing dealers;

o	the lack of availability of financing for retail customers for the purchase of manufactured homes; and

o	the consolidation trend in the manufactured housing industry;

•
the increased costs associated with being a public company, particularly those costs associated with compliance with the Sarbanes-Oxley Act of 2002, which costs disproportionately impact smaller public companies;

•	the availability of appraisal rights;

•	the terms and conditions of the Merger Agreement, including;

o	the limited conditions to the consummation of the Merger, including the requirement that the Merger Agreement be approved by Cavalier’s stockholders;

o
the ability of the Cavalier Board of Directors, if the failure to do so would be inconsistent with its fiduciary duty, to provide information to and engage in negotiations with another party in connection with an unsolicited, bona fide takeover proposal that the Board determines is a “superior proposal” and, subject to paying a fee equal to three percent (3%) of the merger consideration to Southern Energy, accept a superior proposal (see “The Merger Agreement – No Solicitation” on page 40 of this proxy statement); and

o
the belief of the Board of Directors that the three percent (3%) termination fee payable to Southern Energy in certain circumstances is reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal.

The Board also considered a number of potentially countervailing factors in its deliberations concerning the Merger, including:

•
that Cavalier will no longer exist as an independent company and its stockholders will no longer participate in Cavalier’s growth, any future increase in the value of Cavalier, or from any synergies the Merger may create;

•
that, under the terms of the Merger Agreement, Cavalier cannot solicit other acquisition proposals and must pay or cause to be paid to Southern Energy a termination fee equal to three percent (3%) of the merger consideration in cash if the Merger Agreement is terminated under certain circumstances provided in the Merger Agreement, including if the Cavalier Board exercises its right to terminate the Merger Agreement and enter into an alternative superior transaction, which may deter others from proposing an alternative transaction that may be more advantageous to Cavalier’s stockholders;

•	that gains from this all cash transaction will be taxable to Cavalier’s stockholders for U.S. federal income tax purposes;

•
the fact that upon the closing of the Merger, stockholders will be required to surrender their shares involuntarily in exchange for a cash price determined by the Cavalier Board and that stockholders will not have the right to liquidate their shares at a time and price of their choosing; and

•
that if the Merger does not close, Cavalier’s officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experience significant distractions from their work during the pendency of the transaction, and Cavalier will have incurred substantial transaction costs as well as intangible costs in connection with the transaction.

The Cavalier Board also considered the interests of its directors, executive officers and employees in the transaction contemplated by the Merger Agreement, as well as such interests in connection with certain other transactions which were finalized immediately prior to execution of the Merger Agreement, which are described under “The Merger – Our Directors, Executive Officers and Employees Have Interests in the Merger that Differ from Your Interests” on page 30 of this proxy statement.

The foregoing information and factors considered by our Board of Directors are not exhaustive, but include all material factors considered. In view of the wide variety of factors considered and discussed by our Board of Directors in connection with its evaluation of the Merger and the complexity of these factors, our Board of Directors did not assign any specific or relative weights to the factors that it considered in reaching its decision, and individual directors may have weighted factors differently.

The Board of Directors discussed the foregoing factors and asked questions of our executive management and legal and financial advisors, and determined unanimously that the Merger was in the best interests of Cavalier and its stockholders.

Opinion of Our Financial Advisor

Pursuant to an engagement letter dated October 4, 2007, Cavalier retained Avondale Partners, LLC as its financial advisor in connection with Cavalier’s analysis and consideration of various strategic alternatives, including the proposed Merger, and to render an opinion to the Cavalier Board of Directors as to the fairness, from a financial point of view, of the consideration to be paid to Cavalier’s common stockholders in connection with the proposed Merger.

On June 12, 2009, Avondale Partners rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated June 12, 2009, to our Board of Directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the $2.75 per share in cash to be received by the holders of the outstanding shares of Cavalier common stock pursuant to the Merger Agreement was fair from a financial point of view to the stockholders.

The full text of Avondale Partners’ written opinion, dated June 12, 2009, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex B to this proxy statement, and the written opinion is incorporated herein by reference. You should read the opinion carefully and in its entirety. The following summary of the Avondale Partners opinion is qualified in its entirety by reference to the full text of the opinion.

Avondale Partners provided its opinion for the information and assistance of our Board of Directors in connection with its consideration of the Merger. Avondale Partners’ opinion is not a recommendation as to how any holder of Cavalier common stock should vote with respect to the Merger. The opinion addresses only the fairness, from a financial point of view, to the holders of our common stock of the consideration to be received by such holders in the Merger. It does not address the relative merits of the Merger as compared to alternative transactions or strategies that may be available to the Company, nor does it address the Company’s underlying decision to engage in the Merger.

We did not impose any limitations on Avondale Partners with respect to the investigations made or procedures followed in rendering its opinion.

Avondale Partners’ opinion and its related presentation were among the many factors that our Board of Directors took into consideration in making its determination to approve, and to recommend that our stockholders approve, the Merger.

The following description of Avondale Partners’ opinion is only a summary of the analyses and examinations that Avondale Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Avondale Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Avondale Partners believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to our Board of Directors. In addition, Avondale Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that this analysis was given greater weight than any other analysis described below and should not be taken to be the view of Avondale Partners with respect to the actual value of the Company.

In performing its analyses, Avondale Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by Avondale Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Avondale Partners with respect to whether the consideration to be received by our holders of common stock pursuant to the Merger is fair to such holders from a financial point of view, and were provided to our Board of Directors in connection with the delivery of Avondale Partners’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

No company or transaction used in the comparable company or comparable transaction analyses described below is identical to the Company or the Merger. Accordingly, an analysis of the results of such analyses is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which the Company and the Merger are being compared.

Procedures Followed

In connection with its opinion, Avondale Partners:

(1)
reviewed certain publicly available financial statements of the Company, including the consolidated financial statements for recent years and certain other relevant financial and operating data of the Company made available to Avondale Partners from published sources and by senior management of the Company;

(2)	reviewed drafts of the Merger Agreement;

(3)	compared the Company from a financial point of view with certain other companies in the manufactured housing industry that Avondale Partners deemed relevant;

(4)	reviewed certain publicly available equity research reports regarding companies in the manufactured housing industry;

(5)
considered the financial terms, to the extent publicly available, of selected recent business combinations in the manufactured housing industry that Avondale Partners deemed to be comparable, in whole or in part, to the Merger;

(6)	reviewed the financial terms, to the extent publicly available, of certain other transactions Avondale Partners believed to be reasonably comparable to the Merger;

(7)	interviewed senior management of the Company regarding the Company’s operating history and its prospects;

(8)	reviewed certain historical reported prices and trading activities of our common stock;

(9)
took into account Avondale Partners’ assessment of general economic, market and financial and other conditions and its experience in other transactions, as well as its expertise in securities valuation and its knowledge of the industry in which the Company operates; and

(10)	considered such other factors and performed other such analyses and examinations as Avondale Partners deemed appropriate.

In preparing its opinion, Avondale Partners did not assume any responsibility to verify independently the information referred to above. Instead, with the Company’s consent, Avondale Partners relied on the information being accurate and complete. Avondale Partners also made the following assumptions, in each case with our consent, that:

•
the internal operating data and financial analyses and forecasts supplied to Avondale Partners were reasonably prepared on bases reflecting the best currently available information, estimates and judgments of our senior management as to the Company’s recent and future performance;

•
all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any delays, limitations, conditions, restrictions, or any other adverse effect to the Company or on the expected benefits of the Merger; and

•
that any definitive transaction documents will not differ materially from the drafts of the Merger Agreement Avondale Partners reviewed and that the transaction will be consummated on the terms and subject to the conditions described in the drafts of the Merger Agreement Avondale Partners reviewed.

In addition, for purposes of its opinion, Avondale Partners:

•	relied on advice of our counsel and independent accountants as to legal and financial reporting matters with respect to the Company, the Merger and the Merger Agreement; and

•	did not assume responsibility for making an independent physical inspection or appraisal of any of the assets, properties or facilities of the Company.

Avondale Partners’ opinion was necessarily based upon market, economic, financial and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Although subsequent developments may affect its opinion, Avondale Partners has not assumed any obligation to update or revise its opinion.

Summary of Financial and Other Analyses

The following represents a summary of the material financial analyses performed by Avondale Partners in connection with providing its opinion to our Board of Directors. Some of the summaries of financial analyses performed by Avondale Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Avondale Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Avondale Partners.

Avondale Partners reviewed the historical stock prices and trading characteristics over the last two years of the Company’s common stock. The following table compares the Merger offer price with various closing prices and averages over the last two years:

Prices as of 6/11/2009
Offer Price	$2.75
1 Week Average	$2.18
1 Month Average	$1.88
3 Month Average	$1.69
9 Month Average	$1.47
1 Year Average	$1.64
2 Year Average	$2.14

Avondale Partners also reviewed the historical prices and historical trading activity of our common stock over the one year and two year time periods ended June 11, 2009. Avondale Partners calculated the total number of shares traded at certain share price ranges over the one year period ended June 11, 2009 beginning with $0.75 to $1.00 and increasing at $0.25 increments to $2.25 to $2.50. Avondale Partners calculated the total number of shares traded at certain share price ranges over the two year period ended June 11, 2009 beginning with $0.50 to $1.00 and increasing at $0.50 increments to $4.50 to $5.00. Avondale Partners observed that no shares traded above the Merger offer price of $2.75 per share in the one year time period ended June 11, 2009 and approximately 16% of the shares traded above the Merger offer price of $2.75 per share in the two year time period ended June 11, 2009.

Comparable Company Analysis. Based on public and other available information, Avondale Partners calculated the multiples of enterprise value (which Avondale Partners defined as equity value plus debt less cash and cash equivalents) to the latest twelve months (LTM) and estimated calendar year 2009 (CY 2009) revenues and the multiples of share price to the book value and tangible book value (each as of the latest reported period) for companies in the manufactured housing industry. The estimated financial data for the comparable companies was based on publicly available research analysts’ estimates and public filings. Avondale Partners believes that the companies listed below have some operations similar to some of the operations of the Company, but noted that none of these companies have the same management, composition, size, or combination of businesses as the Company:

•	Cavco Industries, Inc.
•	Champion Enterprises, Inc.
•	Coachmen Industries, Inc.
•	Deer Valley Corporation
•	Nobility Homes, Inc.
•	Palm Harbor Homes, Inc.
•	Skyline Corporation

The following table sets forth the multiples indicated by this analysis:

Metric:	Proposed Transaction Multiples	Low	High
Enterprise Value to LTM Revenue	0.2x	0.1x	1.4x
Enterprise Value to Estimated CY 2009 Revenues	0.2x	0.2x	0.8x
Price to Book Value Per Share	0.9x	0.3x	1.1x
Price to Tangible Book Value Per Share	0.9x	0.3x	1.9x

Avondale Partners also calculated the implied Company share price based on the range of LTM revenue, CY 2009 revenue, book value and tangible book value valuation multiples based on the comparable company analysis. The range of LTM revenue, CY 2009 revenue, book value and tangible book value multiples implied equity value per share ranges of $2.64 to $11.88, $2.73 to $5.69, $0.77 to $3.24, and $0.78 to $5.76, respectively, which compare to the Merger offer price of $2.75 per share.

Precedent Transactions Analysis. Based on public and other available information, Avondale Partners calculated the multiples of enterprise value (which Avondale Partners defined as equity value plus debt less cash and cash equivalents) to last twelve months (LTM) revenues and LTM earnings before interest, taxes, depreciation and amortization (EBITDA) as well as the equity value to book value and tangible book value implied in the following acquisitions of companies in the manufactured housing industry that have been announced since April 1, 2003:

Date Announced	Name of Acquiror	Name of Target
12/20/2007	Champion Enterprises, Inc.	SRI Homes
07/16/2007	American Homestar Corp.	Platinum Homes, LLC
08/16/2006	Clayton Homes, Inc.	Southern Energy Homes, Inc.
08/01/2006	Champion Enterprises, Inc.	North American Housing
03/31/2006	Champion Enterprises, Inc.	Highland Manufacturing Company, LLC
03/31/2006	Opus Acquisitions, The Warrior Group, Inc. and management	Miller Building Systems, Inc.
02/27/2006	Champion Enterprises, Inc.	Caledonian Building Systems Ltd.
01/12/2006	Southern Energy Homes, Inc.	Giles Industries, Inc.
07/18/2005	Champion Enterprises, Inc.	New Era Building Systems
08/18/2004	NCI Building Systems, Inc.	Heritage Building Systems and Steelbuilding.com
04/01/2003	Berkshire Hathaway Inc.	Clayton Homes, Inc.

The following table sets forth the multiples indicated by this analysis and the multiples implied by the proposed Merger:

Metric:	Proposed Transaction Multiples	Low	High
Enterprise Value to LTM Revenues	0.2x	0.2x	1.4x
Enterprise Value to LTM EBITDA	6.0x	2.8x	7.8x
Offer Price to Book Value Per Share	0.9x	1.3x	1.9x
Offer Price to Tangible Book Value Per Share	0.9x	1.3x	2.5x

Avondale Partners also calculated the implied Company share price based on the range of LTM revenue, LTM EBITDA, book value and tangible book value valuation multiples based on the precedent transactions analysis. This calculation resulted in an implied equity value per share ranges of $3.05 to $12.26, $2.08 to $3.10, $3.87 to $5.79, and $3.87 to $7.46, respectively, which compare to the Merger offer price of $2.75 per share.

Discounted Cash Flow Analyses. Avondale Partners performed discounted cash flow analyses for the projected cash flows of the Company for the fiscal years ending December 31, 2009 through December 31, 2012, using projections and assumptions provided by our management. Avondale Partners performed these discounted cash flow analyses using three financial projection “cases” provided by our management: “Decline Case”, “Flat Case” and “Growth Case”, which projections were prepared for the purposes of this analysis. For each of the three cases, Avondale Partners used a range of discount rates (10.0% to 20.0%) and terminal multiples (0.2x to 0.6x) based on forecasted revenue for the fiscal year ending December 31, 2012 to calculate a range of implied equity values per share of our common stock. The following table sets forth the implied values indicated by these analyses:

($ in millions, except per share data)	Proposed	Decline Case		Flat Case		Growth Case
	Transaction	Low	High	Low	High	Low	High
Implied Enterprise Value	$21.80	$5.40	$30.10	$7.80	$37.20	$20.20	$61.80
Implied Equity Value	$48.50	$27.10	$51.70	$29.40	$58.80	$41.80	$83.40
Implied Price per Share	$2.75	$1.53	$2.93	$1.67	$3.34	$2.37	$4.73

Premiums Paid Analysis. Avondale Partners reviewed the premiums paid in acquisitions of publicly traded companies in the U.S. in selected industries with market values of equity between $20 million and $100 million (immediately prior to announcement) that were announced between June 29, 2006 and June 1, 2009.

Avondale Partners calculated the premiums paid in these transactions over the applicable stock price of the acquired company one day, one week and four weeks prior to the announcement of the acquisition offer.

	Premium One Day Prior to Announcement	Premium One Week Prior to Announcement	Premium Four Weeks Prior to Announcement
High	159.3%	147.7%	137.4%
Low	(10.6%)	(9.7%)	(42.4%)
Proposed Transaction	19.6%	31.6%	61.8%

Avondale Partners calculated the implied range of Company share prices based on our stock price as of June 11, 2009 and the range of premiums paid for the selected time periods in the selected transactions. The range of premiums paid over the price of the acquired companies’ share prices one day, one week and four weeks prior to announcement implied equity value per share ranges of $2.06 to $5.96, $1.89 to $5.18 and $0.98 to $4.04, respectively, which compare to the Merger offer price of $2.75 per share.

General

Our Board of Directors selected Avondale Partners to render an opinion with respect to the fairness, from a financial point of view, to the holders of the Company’s common stock, of the consideration to be received by such holders pursuant to the Merger. Avondale Partners was selected because of its expertise and its reputation in investment banking and mergers and acquisitions, as well as the manufactured housing industry. Avondale Partners is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Under the terms of its engagement letter, Avondale Partners acted as financial advisor and investment banker to us in connection with the merger. For its services, we paid Avondale Partners a cash retainer fee, which will be credited against the total fees payable to Avondale Partners. Upon delivery of the fairness opinion by Avondale Partners, we owed Avondale Partners a cash fee of $150,000. The opinion fee was not contingent upon the consummation of the merger. In addition, upon consummation of the merger Avondale Partners will be entitled to a success fee of 1.00% of the transaction value, against which one half of the opinion fee will be credited. Further, we have agreed to reimburse Avondale Partners for its reasonable out-of-pocket expenses and to indemnify Avondale Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under applicable securities laws. During the two-year period prior to the date of its opinion, Avondale Partners provided investment banking and financial advisory services unrelated to the Merger to us for which Avondale Partners was compensated. In the ordinary course of its business, Avondale Partners may trade in the equity securities of the Company or Berkshire Hathaway Inc. for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Effects on Cavalier if the Merger is Not Completed

If the Merger Agreement is not approved by our stockholders or if the Merger is not completed for any reason, our stockholders will not receive any payment for their shares in connection with the Merger. Instead, we will remain an independent public company and our common stock will continue to be quoted on the NYSE Amex. In addition, if the Merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the Merger is not completed, our Board of Directors will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not approved by our stockholders or if the Merger Agreement is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operation will not be adversely impacted.

If the Merger Agreement is terminated, under certain circumstances we will be obligated to pay a termination fee of 3% of the total merger consideration to Southern Energy upon or following such termination. For a description of the circumstances triggering payment of the termination fee, see “The Merger – Termination Fee; Expenses” on page 43 of this proxy statement.

Our Directors, Executive Officers and Employees Have Interests in the Merger that Differ from Your Interests

In addition to their interests in the Merger as stockholders, certain of our current and former directors and executive officers have interests in the Merger that differ from, or are in addition to, your interests as a stockholder. In considering the recommendation of our Board of Directors to vote “FOR” the approval of the Merger Agreement and the Merger, you should be aware of these interests. Our Board of Directors was aware of, and considered the interests of, our current and former directors and executive officers in approving the Merger Agreement and the transactions contemplated by the Merger Agreement. All interests are described below, to the extent material, and except as described below, such persons, to our knowledge, have no material interest in the Merger that differ from your interests generally.

Treatment of Stock Options

As of June 14, 2009, there were 477,998 outstanding shares of common stock subject to stock options granted under the Company’s employee benefit plans.

Pursuant to the terms of the Merger Agreement, each stock option outstanding (whether vested or unvested) that represents the right to acquire shares of our common stock and was issued under either the Company’s 2005 Non-Employee Directors Stock Option Plan or the Company’s other stock option plans will, immediately prior to the effective time of the Merger, be cancelled and the holders thereof will only have the right to receive a cash payment equal to the excess, if any, of the $2.75 per share merger consideration over the exercise price payable in respect to such share of our common stock issuable under such stock option, less any applicable withholding taxes.

The table set forth below summarizes the outstanding vested and unvested options held, as of June 14, 2009, by our current and former directors and executive officers and the pre-tax consideration that each of them will receive in connection with the Merger and the cash-out of their options:

Name	Number of Shares Subject to Unvested Options	Value of Unvested Options at $2.75	Number of Shares Subject to Vested Options	Value of Vested Options at $2.75	Total Cash Value of All Options at $2.75 (1)
Broughton, Thomas A.	2,917	$4,929.73	36,976	$7,620.27	$12,550.00
Donnell, Barry B.	2,917	$4,929.73	22,083	$7,620.27	$12,550.00
Hodgson, Curtis D.	4,584	$4,996.56	416	$453.44	$5,450.00
Jordan, Lee Roy	2,917	$4,929.73	17,083	$7,620.27	$12,550.00
Lowe, Jonathan B.	3,750	$4,875.00	1,250	$1,625.00	$6,500.00
Murphy, Michael R.	--	$--	60,000	$--	$--
Roberson, David A.	--	$--	115,000	$--	$--
Shipley, Kenneth E.	4,584	$4,996.56	416	$453.44	$5,450.00
Smith, Kenneth J.	3,750	$4,875.00	1,250	$1,625.00	$6,500.00
Tesney, Bobby	--	$--	20,000	$4,100.00	$4,100.00
Thigpen, Carl S.	3,750	$4,875.00	1,250	$1,625.00	$6,500.00
Williams, J. Don	2,917	$4,929.73	47,083	$28,820.27	$33,750.00

(1)           The value of such vested and unvested options was calculated by multiplying (i) the excess (if any) of $2.75 over the per share exercise price of the options by (ii) the number of shares subject to the options, and without regard to deductions for income taxes and other withholding.

Change of Control Agreement

Michael R. Murphy, the Company’s Chief Financial Officer, is party to a Change in Control Agreement with the Company dated June 14, 2009. The Change in Control Agreement provides that if there is a change in control (as defined in the Change of Control Agreement), and Mr. Murphy’s employment is terminated by the Company other than for “Cause” or by Mr. Murphy without “Good Reason,” in each case within 12 months after such a change in control, he will be entitled to (i) a lump sum severance payment equal to his then annual base salary (but in no event less than his current annual base salary of $210,000), reduced by the aggregate amount paid as base salary to Mr. Murphy following a change in control, and (ii) continued medical and dental health insurance benefits following the termination for the remainder of the 12 month period, if any, beginning on the date of the change in control, with the Company continuing to bear the employer’s share of the cost of such benefits. Additionally, if Mr. Murphy is retained in some capacity following a change in control at a reduced base salary, Mr. Murphy will be entitled to the difference between his current base salary and any reduction in salary for a period of one year, to be paid in monthly installments.

Consummation of the Merger will constitute a change in control under the Change in Control Agreement.

Severance Agreements

Each of Greg Brown and Carl James has entered into an agreement with the Company which provides severance benefits in the form of a lump sum payment of $75,000 minus any and all applicable tax withholdings which will be deducted by the Company. Both individuals were employees of the Company.

In exchange, each of Mr. Brown and Mr. James agreed, among other things, that (i) he will not receive any further compensation or benefits from the Company, (ii) he will not disclose any of the Company’s confidential information to any third party, and (iii) he irrevocably and unconditionally releases the Company from any and all claims. Both the employees and the Company agreed to mutual, six-month non-disparagement provisions.

Real Estate Transactions

The Company purchased two parcels of land located in Winston, Alabama, from Robert L. Burdick, John W Lowe, Jerry F. Wilson, Jr., Judith H. Wilson, individually and as Co-Trustee of the Trusts under the Last Will and Testament of Jerry F. Wilson, Jonathan D. Wilson, and David Roberson, as Co-Trustee of the Trusts under the Last Will and Testament of Jerry F. Wilson. One parcel consisted of 19.37 acres, and the second consisted of 12.08 acres. The Executive Committee of the Board of Directors, in meetings held on June 11, 2009 and June 12, 2009, approved the purchase of the two parcels of land by Cavalier Real Estate Co., Inc. for a purchase price of $8,273 per acre. The aggregate purchase price for the 19.37 acre parcel was $160,248.01 and the aggregate purchase price for the 12.08 acre parcel was $99,937.84. The purchase price for the parcels was determined by reference to an appraisal previously obtained by Cavalier.

The purpose of these transactions was to move the subject real estate from the ownership of the sellers to the ownership and control of the Company. The Company currently uses or has plans to use the subject real estate and these transactions allow it to have complete control and discretion over the use of the subject real estate.

Mr. Lowe is a former director of the Company and the father of a current director, Jonathan Lowe, and Mr. Roberson is a former chief executive officer of the Company. Jerry F. Wilson, Jr. and Jonathan D. Wilson are the children of Jerry F. Wilson, the founder of the Company. Mr. Wilson, Jr. is also former employee of the Company.

Ancillary Agreements with Jerry F. Wilson, Jr. and Jonathan D. Wilson

On June 11, 2009, the Company entered into an agreement with Jerry F. Wilson, Jr. and Jonathan D. Wilson with respect to two life insurance policies that were issued by Metropolitan Life Insurance Company insuring the lives of Jerry F. Wilson (deceased) and Judy Wilson. The Company has, since the issuance of the policies, paid the premiums on said policies. The agreement entered into between the Company, Jerry F. Wilson, Jr. and Jonathan D. Wilson reconfirms that Messrs. Jerry F. Wilson, Jr. and Jonathan D. Wilson are obligated, under the terms of that certain Split Dollar Insurance Agreement and the subsequent Amendment to Split Dollar Agreement, to reimburse the Company for all premiums paid by the Company with respect to the life insurance policies out of any death benefits following the death of Judy Wilson.

In consideration of the purchase by the Company of the two parcels of land partially owned by Jerry F. Wilson, Jr. and the execution by the Company of the agreement reconfirming the existence of the Split Dollar Life Insurance Agreement referenced above, Mr. Jerry F. Wilson, Jr. executed a general release of any and all claims Mr. Wilson may have against the Company, certain Company affiliates and their employees, officers, directors and other affiliates with respect to any causes of action or conduct arising out of or resulting from any claims of defamation, slander, misrepresentation or similar claims which pertain directly or indirectly to any relationship between Jerry F. Wilson, the Company and the Company’s named affiliates.

Mr. Jerry F. Wilson, Jr. is the son of the Company’s founder, Jerry F. Wilson, and was previously an employee of the Company. Mr. Jonathan D. Wilson also is the son of Jerry F. Wilson.

Indemnification

The Merger Agreement provides that for a period of not less than six years following the Merger, Southern Energy and the surviving corporation will indemnify any current or former director or officer of the Company or its subsidiaries against any and all losses or claims made in connection with any action or suit pertaining to the fact that such individual is or was a director or officer of the Company or any of its subsidiaries. Southern Energy and the surviving corporation will also indemnify any current or former directors or officers against any losses or claims arising from the Merger Agreement and the transactions contemplated thereby; however, in the case of the Merger Sub and the surviving corporation, such indemnification will only be to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”), and in the case of Southern Energy, such indemnification, while not limited by the DGCL, will not apply to acts or omissions involving bad faith, deliberate dishonesty or a gain of financial profit to which such indemnified individual was not legally entitled. See “The Merger Agreement – Indemnification” on page 41 of this proxy statement.

Continuation of Benefits

The Merger Agreement provides that Southern Energy will give full credit to our employees for prior service for the purposes of making determinations under any employee benefit plans, provided that such crediting does not result in a duplication of benefits. Further, Southern Energy has agreed to honor the employee benefits plans of our employees and will not reduce any such benefits for a period of one year. See “The Merger Agreement – Employee Benefit Plans” on page 41 of this proxy statement.

Board of Directors and Management Following the Merger

Cavalier’s directors and officers will not serve as directors and officers of the surviving corporation. The directors of Merger Sub in office immediately prior to the date that the Merger becomes effective shall serve as directors of the surviving corporation from and after the date that the Merger becomes effective in accordance with Cavalier’s bylaws. The officers of Merger Sub in office immediately prior to the date that the Merger becomes effective shall serve as officers of the surviving corporation from and after the date that the Merger becomes effective in accordance with Cavalier’s bylaws.

Governmental and Regulatory Approvals

In order to consummate the Merger, after all of the conditions to the Merger have been satisfied or waived, a certificate of merger will be filed with the Secretary of State of the State of Delaware. We are not aware of any other federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the Merger Agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the anticipated material U.S. federal income tax consequences to a holder of our common stock whose shares are converted into the right to receive cash in the Merger. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations and judicial and administrative rulings and decisions all as in effect as of the date of this proxy statement. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements set forth herein, possibly on a retroactive basis. This summary does not purport to deal with all aspects of U.S. federal income taxation of the Merger that may affect particular holders of our common stock in light of their individual circumstances, nor with certain types of holders subject to special treatment under the federal income tax laws, such as holders who acquired their common stock as compensation, are dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations, brokers, mutual funds or holders who hold their shares of common stock as part of an integrated investment (including a “straddle,” “constructive” sale or “conversion” transaction). In addition, this summary assumes that any of our common stock exchanged in the Merger is held as a capital asset.

As used herein, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other business entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of that trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a holder of our common stock is a partnership or other entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors as to the consequences of the Merger to them.

A non-U.S. holder is a holder of common stock that is neither a U.S. holder nor a domestic partnership or an entity treated as a domestic partnership for U.S. federal income tax purposes.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of our common stock should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under any other U.S. federal tax laws (including U.S. federal estate, gift and alternative minimum tax laws) and under the laws of any state, local, foreign or other taxing jurisdiction.

Tax Treatment of U.S. Holders of our Common Stock

In general, a U.S. holder whose shares of stock are converted into the right to receive cash in the merger will be treated as having sold those shares to Southern Energy in exchange for cash. A U.S. holder will recognize capital gain or loss upon such sale in an amount equal to the difference between (i) the amount of cash received with respect to such shares and (ii) the U.S. holder’s adjusted tax basis in such shares. Such gain or loss generally will be long-term capital gain or loss if the holder held the shares for more than one year at the time of the Merger. A holder’s gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are exchanged in the Merger.

Tax Treatment of non-U.S. Holders of our Common Stock

A non-U.S. holder of our common stock will not be subject to U.S. federal income tax on gain realized on the receipt of cash in exchange for shares in the Merger unless (i) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the gain will be subject to tax at a rate of 30% (or lower treaty rate); (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, if certain U.S. income tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case the non-U.S. holder will be subject to tax on the gain in the same manner as if the non-U.S. holder were a U.S. holder and, if the non-U.S. holder is a corporation, may be subject to the branch profits tax equal to 30% (or lower treaty rate) of its effectively connected earnings and profits for that taxable year and (iii) Cavalier is, or has been, a United States real property holding corporation (“USRPHC”) during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of the Merger, provided, that as long as our common stock is regularly traded on an established securities market, generally only non-U.S. holders who have held more than 5% of Cavalier common stock at any time during such five-year or shorter period will be subject to taxation under this rule. We believe that we are not now and have not been within the previous five years, a USRPHC.

Backup Withholding

In order to avoid “backup withholding” of federal income tax on payments of cash in exchange for your shares of our common stock pursuant to the merger, you must, unless an exception applies under the applicable law and regulations, provide your correct taxpayer identification number, which we refer to in this proxy statement as a TIN, on a Form W-9 (or, in the case of a stockholder that is a nonresident alien individual or foreign entity, on an appropriate IRS Form W-8), certify under penalties of perjury that such number is correct and otherwise comply with the backup withholding rules. A Form W-9 (or a valid substitute) will be included as part of the letter of transmittal to be sent to stockholders by the exchange agent. If the correct TIN and certifications are not provided, a penalty may be imposed on a stockholder by the Internal Revenue Service and the cash payments received by a stockholder in consideration for shares of common stock in the merger may be subject to backup withholding tax at a rate of 28%. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the holder files a U.S. federal income tax return and timely furnishes required information to the IRS.

THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Litigation Related to the Merger

As of the date of the printing of this proxy statement, we are aware of no lawsuits that have been filed related to the Merger.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, Cavalier’s common stock will no longer be traded on the NYSE Amex and will be deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the completed text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We urge you to read the full text of the Merger Agreement carefully as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. This section is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 55.

The Merger Agreement is included to provide you with information regarding its terms and is not intended to provide any other factual information about the Company, Southern Energy, Merger Sub or their respective affiliates.

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub, a wholly owned subsidiary of Southern Energy, will merge with and into Cavalier. Following the Merger, Cavalier will continue as the surviving corporation and will be a wholly owned subsidiary of Southern Energy. Cavalier’s common stock will cease to be listed on the NYSE Amex and will no longer be publicly traded.

Upon consummation of the Merger, the directors and officers of Merger Sub will be the initial directors and officers of the surviving corporation, and the certificate of incorporation and bylaws of Merger Sub will be the certificate of incorporation and bylaws of the surviving corporation, until further amended in accordance with their respective terms or by applicable law. All directors and officers of the surviving corporation will hold their positions until their successors are duly elected, appointed or qualified or their earlier death, resignation or removal.

Cavalier or Southern Energy may terminate the Merger Agreement prior to the consummation of the Merger in certain circumstances, whether before or after the adoption by our stockholders of the Merger Agreement. Additional information regarding the circumstances under which the Merger Agreement may be terminated is described in the section entitled “The Merger Agreement – Termination” on page 42 of this proxy statement.

Effective Time

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). Unless otherwise agreed upon by the parties to the Merger Agreement, the parties are required to close the Merger no later than the first business day after the satisfaction or waiver of all the conditions to closing contained in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), described in the section of this proxy statement entitled “The Merger Agreement – Conditions to the Closing of the Merger” on page 41 of this proxy statement.

We intend to complete the Merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. Although we expect to complete the Merger during the third quarter of 2009, we cannot specify when, or assure you that, we and Southern Energy will satisfy or waive all conditions to the Merger.

Merger Consideration

Except as noted below, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will be automatically cancelled and converted into the right to receive $2.75 in cash, without interest and less any applicable withholding taxes. The following shares will not receive the $2.75 per share merger consideration:

•	shares held by holders who have properly demanded and perfected their appraisal rights under Delaware law;

•	shares held in treasury by us; and

•	shares owned by Southern Energy or Merger Sub or any direct or indirect subsidiary of Southern Energy (if any) or us.

After the effective time of the Merger, each holder of a certificate representing any shares of common stock (other than shares for which appraisal rights have been properly demanded and perfected under Delaware law) will no longer have any rights with respect to such shares, except for the right to receive the $2.75 per share merger consideration. See the section entitled “Appraisal Rights” on page 45 of this proxy statement.

Payment Procedures

Southern Energy will appoint a paying agent reasonably acceptable to us for the benefit of the holders of shares of our common stock. When and as needed, Southern Energy will deposit with the paying agent such funds in trust for the benefit of holders of shares of Cavalier common stock as needed for timely payment.

At the effective time of the Merger, we will close our stock transfer books. After that time, there will be no further transfers of shares of our common stock.

Promptly following the effective time of the Merger (but in no event later than the tenth day thereafter), the paying agent will mail to each holder of record of our shares (other than shares held by holders who have properly demanded and perfected their appraisal rights, shares held in treasury by us and shares held by Southern Energy or Merger Sub or any direct or indirect wholly owned subsidiary of Southern Energy or us) a letter of transmittal and instructions advising you how to exchange certificates for the merger consideration. The paying agent will pay you the $2.75 per share merger consideration in cash after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent your completed and signed letter of transmittal and any other items specified in the letter of transmittal or that are customarily required by the paying agent. Interest will not be paid or accrue in respect of the $2.75 per share merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the Merger, such cash (including the proceeds of any investments thereof) will be delivered, at Southern Energy’s option, to Southern Energy or the surviving corporation. Holders of our common stock who have not complied with the above payment procedures will thereafter look only to Southern Energy with respect to payment of any unpaid merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against the paying agent with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Stock Options

Each unexercised stock option outstanding (whether vested or unvested) that represents the right to acquire shares of our common stock and was granted under the Company’s 2005 Non-Employee Directors Stock Option

Plan and the Cavalier Homes, Inc. 2005 Incentive Compensation Plan, each as amended through the date hereof, and any other plan, arrangement, or agreement that provided for the grant of Company stock options will, immediately prior to the effective time of the Merger, be cancelled and will no longer be outstanding. In consideration for such cancellation, the holders thereof will only have the right to receive a cash payment, immediately prior to the effective time of the Merger, in an amount (if any) equal to the product of (x) the number of shares of our common stock subject to such stock option (whether or not vested at the time of such cancellation) and (y) the excess, if any, of the $2.75 per share merger consideration over the exercise price payable in respect of such shares of our common stock issuable under such stock option, less any applicable withholding taxes.

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Merger. The representations and warranties of the parties will expire upon completion of the Merger. The Company’s representations and warranties relate to, among other things:

•	due organization, good standing and qualification, and other corporate matters with respect to us and our subsidiaries;

•	certificate of incorporation and bylaws;

•	capitalization;

•	corporate power and authorization to perform its obligations under the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	approval and other actions taken by our Board of Directors;

•	required regulatory filings and consents and approvals of governmental entities;

•	absence of any conflict or violation of organizational documents, applicable laws or other contracts as a result of entering into and carrying out the obligations of the merger agreement;

•	documents filed with the SEC since December 31, 2005 and the accuracy of the information in such documents, including our financial statements;

•	absence of certain changes since December 31, 2008;

•	absence of undisclosed liabilities;

•	internal controls over financial reporting and disclosure controls and procedures;

•	absence of undisclosed litigation or governmental order;

•	compliance with applicable laws and permits;

•	accuracy of company information;

•	labor and employment matters;

•	environmental matters;

•	inapplicability of anti-takeover statutes or regulations;

•	personal and real property;

•	tax matters;

•	intellectual property;

•	contracts and agreements;

•	insurance;

•	Board of Directors’ approval of and recommendation to our stockholders to approve the Merger Agreement and related transactions; and

•	opinion of our financial advisor.

Southern Energy and Merger Sub jointly and severally made representations and warranties to the Company relating to, among other things:

•	due organization and good standing;

•
corporate power and authorization to execute and deliver and to perform their obligations under the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	absence of any conflict or violation of organizational documents, laws, or other contracts as a result of entering into and carrying out the obligations of the Merger Agreement;

•	absence of brokers’ and finders’ fees;

•	operations of Merger Sub;

•	accuracy of Southern Energy and Merger Sub information;

•	sufficiency of funds to pay the merger consideration and related fees and expenses; and

•	lack of beneficial ownership of our common stock by Southern Energy or its subsidiaries.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the consummation of the Merger or termination of the Merger Agreement pursuant to its terms, except (i) as required by law, (ii) expressly contemplated by the Merger Agreement or (iii) with the prior written consent of Southern Energy:

•	we will, and will cause our subsidiaries to, in all material respects conduct business in the usual, regular and ordinary course consistent with past practices; and

•
we will, and will cause our subsidiaries to, use reasonable best efforts to maintain and preserve intact in all material respects our business organization and the good will of those having business relationships with us and retain the services of our present officers and key employees.

We have agreed in the Merger Agreement that, until the consummation of the Merger or termination of the Merger Agreement pursuant to its terms, except (i) as required by law, (ii) expressly contemplated by the Merger Agreement or (iii) with the prior written consent of Southern Energy, we will not, and will not permit any of our subsidiaries to:

•	issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of any additional shares of our capital stock;

•	accelerate the vesting of any Company stock options;

•	redeem, purchase or otherwise acquire any of the outstanding shares of capital stock of the Company or any of our subsidiaries;

•	split, combine, subdivide or reclassify any shares of our capital stock, or declare, set aside for payment or pay any dividend or distribution on any shares of our capital stock;

•
other than in the ordinary course of business consistent with past practice, incur or guarantee any indebtedness or make any loan, advances or capital contributions to, or investments in, any other person other than the Company or its direct or indirect wholly owned subsidiaries;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of our property or assets with a minimum value in excess of $100,000 to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company;

•
except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force on the date of the Merger Agreement, cancel, release or assign to any person any indebtedness in excess of $100,000 or any claims related thereto;

•
increase our inventory as computed on a GAAP basis, but excluding finished goods inventory being serviced under the Floor Plan Servicing Agreement, dated June 2, 2009, by and between the Company and Trial Financial Services, Inc., by more than $500,000 over the amount stated on our condensed consolidated balance sheet (unaudited) as of March 28, 2009;

•	increase our accounts receivable, net of allowance for losses, by more than $500,000 over the amount stated on our condensed consolidated balance sheet (unaudited) as of March 28, 2009;

•	employ or engage any employee, agent or consultant at a general manager or officer level of responsibility;

•
other than in the ordinary course of business consistent with past practice, make any acquisition or investment having a value in excess of $100,000 in a business other than a direct or indirect wholly owned subsidiary of the Company;

•	settle or compromise for $50,000 or more any claim (including arbitration) or litigation, or related series of claims or actions;

•
increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any of our employee benefit plans, for or in respect to, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of any agreements in effect as of the date of the Merger Agreement or increases in salaries, wages and benefits of employees who are not directors or executive officers of the Company made in the ordinary course of business and in a manner consistent with past practices;

•	amend its charter, bylaws, or similar organizational documents;

•	waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; or

•	make any commitment to take any of the actions listed above.

No Solicitation

We agreed to immediately cease any discussions or negotiations with any parties with respect to a “takeover proposal” (as defined below) and to seek to have returned to us any confidential information that may have been provided in such discussions or negotiations. We have additionally agreed that neither we nor our subsidiaries will authorize or permit any of our or our subsidiaries’ officers, directors, employees, affiliates, investment bankers, financial advisors, attorneys, accountants or any other representatives retained by us or any of our subsidiaries to, directly or indirectly, (i) solicit, initiate, or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal or (ii) participate in the discussions or negotiations regarding a takeover proposal.

If, however, we receive an unsolicited bona fide takeover proposal and our Board of Directors determines that it is a “superior proposal” (as defined below), the Company may:

•	request information from the party making such takeover proposal for the sole purpose of our Board of Directors informing itself about the takeover proposal and the party that made it;

•
furnish information with respect to the Company to the party making such takeover proposal pursuant to a customary confidentiality agreement, provided that (i) such confidentiality agreement does not contain terms less favorable to the Company than the confidentiality agreement dated May 4, 2009, by and between the Company and Southern Energy, and (ii) we advise Southern Energy of all nonpublic information delivered to such person concurrently with its delivery to the requesting party; and

•	participate in negotiations with such party regarding such takeover proposal.

We are required to promptly (within two business days) notify Southern Energy both orally and in writing of any takeover proposal, its material terms and conditions and the identity of the person making such takeover proposal. We are further required to keep Southern Energy apprised of all significant developments that could reasonably be expected to culminate in our Board of Directors withdrawing, modifying or amending its recommendation of the Merger Agreement and the transactions contemplated therein. These provisions do not prohibit us from making any disclosures to our stockholders.

A “takeover proposal” means any inquiry, proposal or offer from any person (other than Southern Energy and its subsidiaries, affiliates, and representatives) relating to any:

•
direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its subsidiaries or 15% or more of any class of equity securities of the Company or any of its subsidiaries;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries; or

•
merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

A “superior proposal” means a bona fide written takeover proposal which our Board of Directors concludes in good faith to be more favorable from a financial point of view to our stockholders than the Merger with Southern Energy after:

•	receiving the advice of our financial advisors;

•	taking into account the likelihood of consummation of the superior proposal on the terms set forth therein (as compared to the terms of the Merger with Southern Energy); and

•	taking into account all legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

Indemnification

The Merger Agreement provides that for a period of not less than six years following the Merger, Southern Energy and the surviving corporation will indemnify any current or former director or officer of the Company or its subsidiaries against any and all losses or claims made in connection with any action or suit pertaining to the fact that such individual is or was a director of officer of the Company or any of its subsidiaries. Southern Energy and the surviving corporation will also indemnify any current or former directors or officers against any losses or claims arising from the Merger Agreement and the transactions contemplated thereby; however, in the case of the Merger Sub and the surviving corporation, such indemnification will only be to the fullest extent permitted under the DGCL, and in the case of Southern Energy, such indemnification, while not limited by the DGCL, will not apply to acts or omissions involving bad faith, deliberate dishonesty or a gain of financial profit to which such indemnified individual was not legally entitled.

Southern Energy has further agreed to pay all expenses of each indemnified individual in the advance of a final disposition to the fullest extent permitted by law. Counsel to each indemnified individual must be satisfactory to the indemnified individual, Southern Energy and Merger Sub. Such indemnification obligations will be binding on the successors and assigns of Southern Energy. Further, if any claim is asserted on an indemnified party within such six-year period, all such rights to indemnification in respect to such claim or claims will continue until the final disposition of such claim.

Employee Benefit Plans

The Merger Agreement provides that Southern Energy will give full credit to Cavalier’s employees for prior service for the purposes of making determinations under any employee benefit plans of Southern Energy, provided that such crediting does not result in a duplication of benefits. Further, Southern Energy has agreed to honor the employee benefits plans of Cavalier’s employees and will not reduce any such benefits for a period of one year.

Following consummation of the Merger, the Company will not provide retiree medical health insurance benefits, except as may be required by law or pre-existing contractual arrangement, or any form of equity-based compensation to our employees.

Conditions to the Closing of the Merger

The obligations of the Company, Southern Energy and Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the closing date of the Merger of each of the following conditions:

•	adoption of the Merger Agreement by the holders of a majority of the outstanding shares of our common stock;

•
no statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any governmental entity that prohibits, restrains or makes illegal the consummation of the Merger; and

•
all governmental consents, orders, approvals and waiting periods required for the consummation of the Merger and the other contemplated transactions shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated.

The obligations of Southern Energy and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the closing date of the following conditions (which may be waived in whole or in part by Southern Energy):

•
each of the representations and warranties of the Company set forth in the Merger Agreement must be true and correct, and Southern Energy and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by our chief executive officer and chief financial officer;

•
we must perform or comply with, as applicable, all material obligations, agreements and covenants as required by the Merger Agreement, and Southern Energy and Merger Sub must receive a certificate to such effect signed on behalf of the Company by our chief executive officer and chief financial officer; and

•
no statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted, issued or be applicable to the Merger by any governmental entity that (i) prohibits or imposes any material limitations on Southern Energy’s ownership or operation of any portion of its or its subsidiaries’ businesses and assets or (ii) imposes material limitations on the ability of Southern Energy to effectively exercise full rights of ownership of the shares of the surviving corporation, and no action or proceeding by any governmental entity shall be pending that seeks any such result.

The obligations of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

•
each of the representations and warranties of Southern Energy and Merger Sub set forth in the Merger Agreement must be true and correct, and the Company shall have received a certificate to such effect signed on behalf of Southern Energy by one of its officers;

•
Southern Energy and Merger Sub must perform or comply with, as applicable, all material obligations, agreements and covenants required by the Merger Agreement to be performed or complied with by each of them, and the Company must receive a certificate to such effect signed on behalf of Southern Energy by one of its officers;

•
there shall be no statute, rule, regulation, judgment, order or injunction that (i) prohibits, or imposes a material limitation on, Southern Energy’s ownership or operation of its assets or Southern Energy’s, Merger Sub’s or the Company’s business and assets, or (ii) imposes material limitations on Southern Energy’s ownership of the surviving corporation, and no action by a governmental entity shall be pending that seeks either of these results; and

•	CMH Manufacturing, Inc. must execute the Guaranty Agreement as attached as Exhibit A of the Merger Agreement, which is attached hereto as Annex A.

Termination

The Company and Southern Energy may agree to terminate the Merger Agreement without completing the Merger at any time prior to its consummation even after our stockholders have adopted the Merger Agreement.

The Merger Agreement may be terminated by either the Company or Southern Energy if:

•
a governmental entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

•
the Merger has not been completed by December 1, 2009 (provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement results in failure of the Merger to occur on or before such date).

We may terminate the Merger Agreement if:

•	our stockholders do not adopt the Merger Agreement at the special meeting;

•
we concurrently enter into a definitive agreement providing for a superior proposal (as defined in the Merger Agreement), provided that we have previously or simultaneously paid the applicable termination fee;

•
any of the representations and warranties of either Southern Energy or Merger Sub are not true and correct as of the closing date, and such inaccuracy cannot be cured or has not been cured within 15 days after we give written notice of such inaccuracy to Southern Energy; or

•
either of Southern Energy or Merger Sub has breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant, and such breach cannot be cured or has not been cured within 15 days after we give written notice of such breach to Southern Energy.

Additionally, Southern Energy may terminate the Merger Agreement if:

•	our stockholders do not adopt the Merger Agreement at the special meeting;

•	our Board of Directors withdraws or modifies, or proposes publicly to withdraw or modify, its approval and recommendation of the Merger to our stockholders in a manner adverse to Southern Energy;

•	our Board of Directors fails to reconfirm its recommendation in favor of the Merger within three business days after a written request by Southern Energy to do so;

•	our Board of Directors approves or recommends, or proposes publicly to approve or recommend, any takeover proposal (as defined in the Merger Agreement) other than the Merger;

•
any of our representations and warranties in the Merger Agreement are not true and correct as of the closing date, and such inaccuracy cannot be cured or has not been cured within 15 days after Southern Energy gives us written notice of such inaccuracy; or

•
we have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant, and such breach cannot be cured or has not been cured within 15 days after Southern Energy gives us written notice of such breach.

Termination Fee; Expenses

Generally, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses, whether or not the Merger is completed.

We have agreed, however, to pay Southern Energy a termination fee equal to 3% of the merger consideration in the event that:

•
a takeover proposal (as defined in the Merger Agreement) is made known to the Company, made directly to our stockholders or publicly announced, and the Merger Agreement is thereafter terminated for one of the following reasons:

•	the Merger is not closed by December 1, 2009;

•	our stockholders do not adopt the Merger Agreement at the special meeting;

•
a governmental entity issues a nonappealable final order, decree or ruling or takes any other nonappealable final action which permanently restrains, enjoins or otherwise prohibits the Merger, but only if the applicable final order is based on the existence of a takeover proposal and such takeover proposal is consummated within one year of the termination of the Merger Agreement;

•
Southern Energy terminates the Merger Agreement because our Board of Directors withdraws or modifies, or proposes publicly to withdraw or modify, its approval or recommendation of the Merger to our stockholders in a manner adverse to Southern Energy;

•
Southern Energy terminates the Merger Agreement because our Board of Directors fails to reconfirm its recommendation in favor of the Merger within three business days after a written request by Southern Energy to do so;

•
Southern Energy terminates the Merger Agreement because our Board of Directors approves or recommends, or proposes publicly to approve or recommend, any takeover proposal (as defined in the Merger Agreement) other than the Merger; or

•	the Company terminates the Merger Agreement and concurrently enters into a definitive agreement relating to a superior proposal.

The termination fee is due to Southern Energy on the date of the termination of the Merger Agreement, except in the case of a governmental entity action, following which the termination fee is due upon the consummation of the takeover proposal.

Amendment and Waiver

Amendment

The Merger Agreement may be amended by Cavalier, Southern Energy and Merger Sub at any time prior to the effective time of the Merger, provided that after adoption by our stockholders of the Merger Agreement, no amendment of the Merger Agreement will be made that would require further approval by our stockholders unless so approved by our stockholders.

Waiver

At any time prior to the effective time of the Merger, any party to the Merger Agreement may (i) extend the time for the performance of any obligation or other act of any other party thereto, (ii) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto and (iii) subject to the amendment provisions of the Merger Agreement, waive compliance with any agreement or condition contained therein. Any such extension or waiver must set forth in writing and signed by the parties to be bound by such instrument.

Guaranty Agreement

It is a condition to the Company’s obligation to consummate the merger that CMH Manufacturing, Inc., the sole stockholder of Southern Energy, execute a guaranty agreement by which it fully guarantees (i) the indemnification obligations of Southern Energy, Merger Sub and the surviving corporation and (ii) the obligations of Southern Energy to deposit the merger consideration funds with the paying agent pursuant to the Merger Agreement. Stockholders should read the complete text of the guaranty agreement, the form of which is incorporated by reference herein and attached hereto as Exhibit A to the Merger Agreement, which is attached hereto as Annex A.

APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the Merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery (the “Delaware Court”), together with a fair rate of interest, if any, as determined by the Delaware Court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL (“Section 262”) in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting of stockholders to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•
you must deliver to us a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262;

•
you must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement;

•	you must continuously hold your Cavalier common stock from the date you make your demand for appraisal through the effective date of the Merger; and

•	comply with the other procedures required by Section 262.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Cavalier Homes, Inc., 32 Wilson Boulevard 100, Addison, Alabama 35540, Attention: Corporate Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owners, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of common stock. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. We have no present obligation or intention to file such a petition or to initiate negotiations in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereof of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court so determines to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the value that you are entitled to receive under the terms of the Merger Agreement. You should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro-rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Ownership of Common Stock by Directors and Executive Officers

Set forth below is information as of ________ ___, 2009, with respect to the beneficial ownership of our common stock by all of our current directors and executive officers and certain of our former officers.

Name of Individual or Persons in Group	Number of Shares Beneficially Owned(1)		Percent of Class Beneficially Owned(1)
Thomas A. Broughton, III	80,576	(2)	*
Barry B. Donnell	942,916	(3)	5.35%
Curtis D. Hodgson	826,850	(4)	4.70%
Lee Roy Jordan	22,416	(5)	*
Jonathan B. Lowe	63,500	(6)	*
Barry Mixon	32,500		*
Michael R. Murphy	125,234	(7)	*
David A. Roberson	324,677	(8)	1.83%
Kenneth E. Shipley	922,950	(9)	5.24%
Kenneth J. Smith	4,500	(10)	*
Bobby Tesney	35,200	(11)	*
Carl S. Thigpen	2,500	(12)	*
J. Don Williams	52,916	(13)	*
All current directors and executive officers (12 persons)	2,957,058	(14)	16.6%

*      Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)      Beneficial ownership in the foregoing table is based upon information furnished by the persons listed. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of ________ ___, 2009, that such person or group has the right to acquire within 60 days after such date, or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated in these notes to the foregoing table, the beneficial owners named in the table have sole voting and investment power with respect to the shares of common stock reflected and the address of each of the persons is as follows: c/o Cavalier Homes, Inc., 32 Wilson Blvd 100, Addison, AL 35540.

(2)      Includes 16,477 shares beneficially owned in an Individual Retirement Account; includes 37,809 shares issuable pursuant to stock options presently exercisable as of ________ ___, 2009, or within 60 days thereafter.

(3)      Includes 22,916 shares issuable pursuant to stock options presently exercisable as of ________ ___, 2009, or within 60 days thereafter, 100,000 shares held by the Donnell Foundation, of which Mr. Donnell is a co-trustee and 100,000 shares beneficially owned in an Individual Retirement Account. Mr. Donnell has voting and investment power with respect to the shares held by the Donnell Foundation. Also includes 13,000 shares held in his wife's Individual Retirement Account and 7,000 shares owned directly by his wife. Also includes 100,000 shares held by the Sam Donnell Family Limited Partnership, 1% of which is held by a limited liability company in which Mr. Donnell holds 51% of the limited liability company interests. Mr. Donnell disclaims beneficial ownership of the shares held directly by his wife and the shares held in his wife's Individual Retirement Account. The address for Mr. Donnell is 719 Scott Avenue, Suite 414 Wichita Falls, TX 76301.

(4)      Includes 1,250 shares issuable pursuant to stock options presently exercisable as of ___ __, 2009 or within 60 days thereafter. Includes 155,000 shares owned by Legacy Housing, LTD., of which Mr. Hodgson is a limited partner; additionally, Mr. Hodgson is a manager, vice president and secretary of GPHL, LC, the general partner of Legacy Housing, LTD. Mr. Hodgson disclaims beneficial ownership of the shares owned by Legacy Housing LTD.

(5)      Includes 17,916 shares issuable pursuant to stock options presently exercisable as of ________ ___, 2009, or within 60 days thereafter.

(6)      Includes 2,500 shares issuable pursuant to stock options presently exercisable as of ________ ___, 2009, or within 60 days thereafter.

(7)      Includes 60,000 shares issuable pursuant to stock options presently exercisable as of ________ ___, 2009, or within 60 days thereafter, 4,700 shares held in Mr. Murphy’s Individual Retirement Account and 3,700 shares held in his wife’s Individual Retirement Account. Mr. Murphy disclaims beneficial ownership of the shares held in his wife’s Individual Retirement Account.

(8)      Includes 6,510 shares beneficially owned in an Individual Retirement Account and 1,874 shares held in his wife’s Individual Retirement Account. Includes 18,272 shares held by a family limited partnership of which Mr. Roberson is the general partner. Includes 115,000 shares issuable pursuant to stock options presently exercisable as of ________ ___, 2009, or within 60 days thereafter. Mr. Roberson disclaims beneficial ownership of the shares held in his wife’s Individual Retirement Account.

(9)      Includes 1,250 shares issuable pursuant to stock options presently exercisable as of ______ __, 2009, or within 60 days thereafter. Also includes the following: (i) 155,000 shares owned by Legacy Housing, LTD., of which Mr. Shipley is a limited partner; Mr. Shipley is a manager, president and assistant secretary of GPHL, LC, the general partner of Legacy Housing, LTD. Mr. Shipley is a limited partner in Shipley Brothers, LTD., which is a member and manager of GPHL, LC; furthermore, Mr. Shipley is the president and sole owner of K-Shipley, LTD., which is a general partner of Shipley Brothers, LTD.; (ii) 137,200 shares owned by Federal Investors Servicing, LTD., of which Mr. Shipley is a limited partner; and, Mr. Shipley is a manager and the president of Federal Investors Management, LC, which is the general partner of Federal Investors Servicing, LTD.; and, (iii) 629,500 shares owned by Shipley Brothers, LTD., of which Mr. Shipley is a limited partner in Shipley Brothers, LTD. Mr. Shipley specifically disclaims beneficial ownership of shares of Cavalier Homes, Inc. common stock owned by Legacy Housing, LTD., Federal Investors Servicing, LTD., and Shipley Brothers, LTD., except to the extent of his pecuniary interest therein.

(10)      Includes 2,500 shares issuable pursuant to stock options presently exercisable as of ________ ___, 2009, or within 60 days thereafter, and 2,000 shares held by a limited liability company of which Mr. Smith is a 50% owner.

(11)      Includes 20,000 shares issuable pursuant to stock options presently exercisable as of ________ ___, 2009, or within 60 days thereafter.

(12)      Includes 2,500 shares issuable pursuant to stock options presently exercisable as of ________ ___, 2009, or within 60 days thereafter.

(13)      Includes 47,916 shares issuable pursuant to stock options presently exercisable as of ________ ___, 2009, or within 60 days thereafter.

(14)      See notes 1-7 and 9-13 above. The total stock ownership of each of Messrs. Hodgson and Shipley includes 155,000 shares owned by Legacy Housing, LTD.; therefore, 155,000 shares have been excluded from the total ownership in order to avoid double-counting the shares owned by Legacy Housing, LTD.

Ownership of Common Stock by Certain Beneficial Owners

The following persons have reported ownership in Cavalier at a level greater than 5%, according to statements on Schedule 13D or 13G as filed by such persons with the Securities and Exchange Commission:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class Beneficially Owned(1)
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Rd, Austin, TX 78746	1,464,630	(15)	8.32%
GAMCO Investors, Inc. One Corporate Center, Rye, NY 10580-1435	3,494,099	(16)	19.85%
T. Rowe Price Associates, Inc./T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street, Baltimore, MD 21202	1,602,900	(17)	9.11%
*      Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(15)      In a Schedule 13G filed on February 9, 2009, Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, reported having sole voting and dispositive power of 1,464,630 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities of the issuers described in the schedule that are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. All information in this footnote was obtained from the Schedule 13G filed by Dimensional.

(16)      In a Schedule 13D filed June 25, 2009, Mario J. Gabelli, and various entities which he directly or indirectly controls or for which he acts as chief investment officer (“Gabelli”), reported having shared power to vote or dispose of 3,494,099 shares of common stock. Included in the Schedule 13D is GGCP, Inc., MJG Associates, Inc., Gabelli Foundation, Inc., Mario Gabelli, LICT Corporation, GAMCO Investors, Inc. (“GBL”), a public company listed on the New York Stock Exchange, and the following entities of which GBL is the parent company: GAMCO Asset Management, Inc., Gabelli Funds, LLC, Gabelli Securities, Inc., Gabelli & Company, Inc. and Teton Advisors, Inc. All information in this footnote was obtained from the Schedule 13D filed by Gabelli.

(17)      In a Schedule 13G filed February 12, 2009, T. Rowe Price Associates, Inc. (“T. Rowe Price”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Small-Cap Fund”) jointly reported having sole power to vote or dispose of 1,602,900 shares of common stock. These securities are owned by various individual and institutional investors, including the Small-Cap Fund, which T. Rowe Price serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities. All information in this footnote was obtained from the Schedule 13G and cover letter we received from T. Rowe Price and Small-Cap Fund.

MARKET PRICE OF THE COMPANY COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on the NYSE Amex under the ticker symbol “CAV.” The following table sets forth, for the indicated fiscal periods, the daily high and low closing sales prices of our common stock as reported by the NYSE Amex:

	High		Low
Year Ending December 31, 2009
Third Quarter (through July __, 2009)	$		$
Second Quarter		$2.71		$1.52
First Quarter		$1.75		$1.02

Year Ended December 31, 2008
Fourth Quarter		$1.80		$0.89
Third Quarter		$2.49		$1.90
Second Quarter		$2.60		$1.51
First Quarter		$1.95		$1.52

Year Ended December 31, 2007
Fourth Quarter		$3.15		$1.80
Third Quarter		$4.91		$3.21
Second Quarter		$5.03		$4.35
First Quarter		$5.00		$3.85

On June 12, 2009, the last full trading day before the public announcement of the execution of the Merger Agreement, the closing sales price per share was $2.23. On ________ ___, 2009, the most recent practicable trading day period to the date of the printing of this proxy statement, the closing sales price per share was $____.

We discontinued payments of dividends in 2000. We are restricted by the Merger Agreement from declaring dividends. We do not intend to declare any dividends prior to the closing of the Merger.

CHAPTER II – INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Special Meeting, Record Date and Vote Required

The special meeting of stockholders of Cavalier will be held at the Company’s office at 32 Wilson Boulevard 100, Addison, Alabama at _____ P.M., Central Daylight Time, on August ___, 2009. The purpose of the meeting is to consider and vote upon a proposal to approve the Merger Agreement. Only holders of record of Cavalier common stock at the close of business on the record date, July 2, 2009, will be entitled to notice of and to vote at the special meeting. As of the record date, there were 17,598,380 shares of Cavalier common stock issued, outstanding and entitled to be voted. Each share of Cavalier common stock will be entitled to one vote at the special meeting.

The presence, in person or by proxy, of holders of at least a majority of the issued and outstanding shares of Cavalier common stock entitled to vote at the special meeting is necessary to constitute a quorum at such meeting.

Approval of the Merger will require the affirmative vote of the holders of at least a majority of the outstanding shares of Cavalier common stock. For this purpose, a failure to return the enclosed proxy, an abstention from voting and a broker non-vote will have the same effect as a vote “AGAINST” approval of the Merger. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspector appointed for the meeting, who will also determine whether or not a quorum is present.

Appraisal rights may be demanded by Cavalier stockholders who do not vote in favor of the Merger and who follow carefully the specified procedures of the DGCL. See the section of this proxy statement entitled “The Merger—Appraisal Rights” on page 45 of this proxy statement.

Voting and Revocation of Proxies

You may vote in person or by proxy. Execution of a proxy will not affect a stockholder’s right to attend the meeting and vote in person.

Record holders may vote or cause their shares of common stock to be voted by proxy using one of the following methods:

•	sign and date each proxy card you receive and return it in the enclosed prepaid envelope;

•	if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee; or

•	appear and vote in person by ballot at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

If you submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the persons named as proxies to consider and act upon such other matters as may properly come before the meeting.

If you abstain, your shares of common stock will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business; however, your shares will not be counted as votes cast or shares voting on the proposals. If you abstain, it will have the same effect as a vote “AGAINST” the proposals.

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker, bank or other nominee to vote your shares, it has the same effect as a vote “AGAINST” the proposals.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting if you hold your shares through a broker, bank or other nominee, by following the directions received from your broker, bank or other nominee to change or revoke those instructions.

You have the right to change or revoke your proxy at any time before the vote taken at the special meeting if you hold your shares in your name as a stockholder of record by:

•
delivering to our Corporate Secretary, at 32 Wilson Boulevard 100, Addison, Alabama 35540, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked; or

•
attending the special meeting and voting in person. Stockholders should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, A SEPARATE LETTER OF TRANSMITTAL WILL BE MAILED TO YOU THAT WILL ENABLE YOU TO RECEIVE THE MERGER CONSIDERATION IN EXCHANGE FOR YOUR CAVALIER STOCK CERTIFICATES.

Solicitation of Proxies

The Board of Directors of Cavalier is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, directors, officers and other employees of Cavalier may solicit the return of proxies by personal interview, telephone, e-mail, facsimile or other means of communication. We will not pay additional compensation to our directors, officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the notice of special meeting of stockholders, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

Recommendations of Our Board of Directors

After careful consideration, our Board of Directors, by unanimous vote, approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of the Company’s stockholders. Our Board of Directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the persons named as proxies to consider and act upon such other matters as may properly come before the special meeting. For a discussion of the material factors considered by our Board of Directors in reaching its conclusion, please see “The Merger – Reasons for the Merger; Recommendations of Our Board of Directors” on page 21 of this proxy statement.

Other Business for the Special Meeting and Adjournment

Our Board of Directors does not know of any matters other than those described in the notice of the special meeting that are to come before the special meeting. If any other matters are properly brought before the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement or to permit the dissemination of information regarding material developments relating to the proposal to approve the

Merger Agreement or otherwise germane to the special meeting, one or more persons named in the Cavalier form of proxy will vote the shares represented by such proxy upon such matter as determined in their discretion. If it is necessary to adjourn the special meeting, no notice of the time and place of the adjourned meeting is required to be given to Cavalier’s stockholders other than the announcement of such time and place at the special meeting. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner such proxies would have been voted at the original convening of the meeting (except for any proxies which theretofore have been effectively revoked or withdrawn). The affirmative vote of at least a majority of the voting power of our common stock, present in person or represented by proxy, and entitled to vote at the special meeting although less than a quorum, is required to approve such adjournment.

CHAPTER III – ADDITIONAL STOCKHOLDER INFORMATION

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. We intend to hold the 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”) only if the Merger is not completed or if we are required to do so by law.

If a stockholder wishes to submit a proposal for inclusion in the proxy statement and form of proxy for the 2010 Annual Meeting, in accordance with Rule 14a-8 under the Exchange Act, such proposal must be received by the Company at its principal executive offices on or before December 7, 2009. To properly present matters outside the Rule 14a-8 process or to nominate directors at the 2010 Annual Meeting, stockholders must comply with the advance notice requirements contained in the Company’s by-laws. Such notices must be received by the Company no earlier than January 6, 2010 nor later than February 5, 2010 (unless the 2010 Annual Meeting is not held within 30 days of ________, 2010) and must include the specified information concerning the proposal or nominee as described in the Company’s by-laws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to our website at http://www.cavhomesinc.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Cavalier Homes, Inc., 32 Wilson Boulevard 100, Addison, Alabama 35540, Attn: Investor Relations, telephone (256) 747-9800, or on our website at http://www.cavhomesinc.com or from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Southern Energy has supplied all information pertaining to Southern Energy and Merger Sub, and we have supplied all information pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

Cavalier Homes, Inc. Filings:	Periods/Report Dates:
Annual Report on Form 10-K	Year ended December 31, 2008
Quarterly Reports on Form 10-Q	Quarter ended March 28, 2009
Current Reports on Form 8-K	January 21, 2009
February 26, 2009
May 13, 2009
June 15, 2009

Notwithstanding the foregoing, information furnished under items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described in the section entitled “Where You Can Find More Information” on page 55 of this proxy statement.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

THIS PROXY STATEMENT IS DATED JULY __, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE OR SUCH OTHER DATE AS MAY BE SPECIFIED HEREIN, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

SOUTHERN ENERGY HOMES, INC.

T MERGER SUB, INC.

and

CAVALIER HOMES, INC.

June 14, 2009

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Effective Time	2
1.3	Closing	2
1.4	Directors and Officers of the Surviving Corporation	2
1.5	Stockholders’ Meeting	2
ARTICLE II CONVERSION OF SECURITIES		3
2.1	Conversion of Capital Stock	3
2.2	Exchange of Certificates	3
2.3	Dissenting Shares	5
2.4	Company Option Plans; Equity Based Awards	5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		6
3.1	Corporate Organization	6
3.2	Capitalization	7
3.3	Authority	8
3.4	Consents and Approvals; No Violations	8
3.5	SEC Reports and Financial Statements	9
3.6	Absence of Certain Changes	9
3.7	No Undisclosed Liabilities	10
3.8	Internal Controls and Procedures	10
3.9	Legal Proceedings	10
3.10	Compliance with Applicable Law	11
3.11	Company Information	11
3.12	Employee Matters	11
3.13	Environmental Matters	12
3.14	Takeover Statutes	13
3.15	Properties	13
3.16	Tax Returns and Tax Payments	13
3.17	Intellectual Property	14
3.18	Identified Agreements	14

- i -

3.19	Insurance	14
3.20	Board Recommendation	14
3.21	Opinion of Financial Advisor	15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		15
4.1	Corporate Organization	15
4.2	Authority	15
4.3	Consents and Approvals; No Violation	15
4.4	Broker’s Fees	16
4.5	Merger Sub’s Operation	16
4.6	Parent or Merger Sub Information	16
4.7	Merger Consideration	16
4.8	Stock Ownership	16
ARTICLE V COVENANTS		17
5.1	Conduct of Businesses Prior to the Effective Time	17
5.2	No Solicitation	18
5.3	Publicity	20
5.4	Notification of Certain Matters	20
5.5	Access to Information	20
5.6	Further Assurances	21
5.7	Indemnification	22
5.8	Employee Benefit Plans	23
5.9	Additional Agreements	24
ARTICLE VI CONDITIONS TO THE MERGER		24
6.1	Conditions to Each Party’s Obligation To Effect the Merger	24
6.2	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	24
6.3	Conditions to Obligations of the Company to Effect the Merger	25
6.4	Frustration of Closing Conditions	25
ARTICLE VII TERMINATION		26
7.1	Termination	26
7.2	Effect of Termination	27
7.3	Termination Fee; Expenses	27
ARTICLE VIII MISCELLANEOUS		28

- ii -

8.1	Amendment and Modification	28
8.2	Extension; Waiver	28
8.3	Nonsurvival of Representations and Warranties	28
8.4	Notices	28
8.5	Counterparts	29
8.6	Entire Agreement; Third Party Beneficiaries	29
8.7	Severability	30
8.8	Governing Law	30
8.9	Assignment	30
8.10	Headings; Interpretation	30
8.11	Enforcement	30

- iii -

TABLE OF DEFINED TERMS

DEFINED TERM	PAGE OR SECTION #
“Acquisition Agreement”	5.2(b)
“Agreement”	1
“Cavalier Homes, Inc.	1.1
“Certificate of Merger”	1.2
“Certificates”	2.2(b)
“Closing Date”	1.3
“Closing”	1.3
“Code”	2.2(e)
“Company”	1
“Company Benefit Plans”	3.12(a)
“Company Bylaws”	3.1
“Company Charter”	3.1
“Company Common Stock”	1
“Company Disclosure Schedule”	3.2
“Company Employees”	5.8
“Company Material Adverse Effect”	3.1
“Company Preferred Stock”	3.2
“Company SEC Documents”	3.5
“Company Stock Option Plans”	2.4(a)
“Company Stock Options”	2.4(a)
“Company Stockholder Approval”	3.3(a)
“DGCL”	1.1
“Dissenting Shares”	2.3
“Effective Time”	1.2
“Environmental Laws”	3.13
“Equity Based Awards”	2.4(b)
“Equity Based Plans”	2.4(b)
“ERISA Affiliate”	3.12(a)
“ERISA”	3.12(a)
“Exchange Act”	3.4(a)
“Final Order”	7.1(b)(i)

- iv -

DEFINED TERM	PAGE OR SECTION #
“Financial Advisor”	1.5(a)(iii)
“GAAP”	3.1
“Governmental Entity”	3.4(a)
“Indemnified Liabilities”	5.7(a)
“Indemnified Parties”	5.7(a)
“Liens”	3.2(b)
“Material Adverse Effect”	3.1
“Merger Consideration”	1
“Merger Sub Common Stock”	2.1
“Merger Sub”	1
“Merger”	1
“Parent”	1
“Paying Agent”	2.2(a)
“Proxy Statement”	1.5(a)(ii)
“Representatives”	5.5(c)
“SEC”	1.5(a)(ii)
“Secretary of State”	1.2
“Securities Act”	3.4(a)
“Shares”	1
“Special Meeting”	1.5(a)(i)
“Subsidiary”	3.1
“Superior Proposal”	5.2(e)(ii)
“Surviving Corporation”	1.1
“Takeover Proposal”	5.2(e)(i)
“Tax Return”	3.16
“Taxes”	3.16
“Termination Fee”	7.3

- v -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 14, 2009, by and among Southern Energy Homes, Inc., a Delaware corporation (“Parent”), T Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Cavalier Homes, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub, and the Board of Directors of the Company have approved, and determined that it is advisable and in the best interests of their respective companies and stockholders to consummate, the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger, upon and subject to the terms and conditions set forth in this Agreement, pursuant to which the shares of Common Stock, par value $.10 per share, of the Company (the “Shares” or the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), other than Shares described in Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3), will be converted into the right to receive $2.75 per Share in cash (the “Merger Consideration”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger

Subject to the terms and conditions of this Agreement and the provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company and Merger Sub shall consummate the Merger, pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”) under the name “Cavalier Homes, Inc.” and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers, franchises, liabilities and obligations shall continue unaffected by the Merger.  The certificate of incorporation and bylaws of Merger Sub as in effect at the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, provided that Article First of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:  “FIRST.  The name of the Corporation is Cavalier Homes, Inc.”  The Merger shall have the effects set forth in the DGCL.

1.2           Effective Time

Parent, Merger Sub, and the Company shall cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided in the DGCL.  The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such later time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

1.3           Closing

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on the first business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the “Closing Date”), at, or directed from, the offices of Parent, 144 Corporate Way, Addison, Alabama 35540, unless another date or place is agreed to in writing by the parties hereto.

1.4           Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

1.5           Stockholders’ Meeting

(a)           The Company, acting through its Board of Directors, shall, in accordance with applicable law:

(i)           duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the “Special Meeting”) as soon as practicable following the date hereof;

(ii)           prepare and file with the United States Securities and Exchange Commission (the “SEC”), as soon as reasonably practicable (but in no event later than ten business days after the date hereof), a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and, as soon as practicable thereafter, to cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders as soon as practicable; and

(iii)           include in the Proxy Statement (1) the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement, unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with Section 5.2, and (2) the opinion of Avondale Partners, LLC (the “Financial Advisor”) described in Section 3.21.

(b)           Parent shall provide the Company with the information concerning Parent and Merger Sub required to be included in the Proxy Statement.  Parent shall vote, or cause to be voted, all of the Shares (if any) then owned by it, Merger Sub or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

2.1           Conversion of Capital Stock

As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or of the common stock, par value $.0l per share, of Merger Sub (the “Merger Sub Common Stock”):

(a)           Merger Sub Common Stock.  Each issued and outstanding share of  Merger Sub Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.10 per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock owned by any subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Shares.  Each issued and outstanding share of Company Common Stock, other than Shares to be canceled in accordance with Section 2.1(b) hereof and any Dissenting Shares (as defined in Section 2.3 hereof), shall be converted into the right to receive the Merger Consideration in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof.  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest.

2.2           Exchange of Certificates

(a)           Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”) reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof.  When and as needed, Parent shall deposit or cause to be deposited with the Paying Agent such funds in trust for the benefit of holders of shares of Company Common Stock for exchange in accordance with Section 2.1, for timely payment hereunder.  Such funds shall be invested by the Paying Agent as directed by Parent.  Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

(b)           Exchange Procedures.  As promptly as practicable after the Effective Time but in no event more than ten days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) of this Section 2.2) multiplied by the number of shares of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

(c)           Transfer Books; No Further Ownership Rights in Company Common Stock.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.  From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for Merger Consideration in the proper amount of cash as provided in this Article II.

(d)           Return of Funds; No Liability.  At any time following the first anniversary after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been deposited with the Paying Agent and that have not been disbursed to holders of Certificates (subject to abandoned property, escheat or other similar laws).  Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)           Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”) or any provision of state, local or foreign tax law.  To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

2.3           Dissenting Shares

Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Section 262 of the DGCL, shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon.  Notwithstanding anything to the contrary contained in this Section 2.3, if this Agreement is terminated prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease.  The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.4           Company Option Plans

(a)           Immediately prior to the Effective Time, all options to purchase shares of Company Common Stock (the “Company Stock Options”) granted under the Cavalier Homes, Inc. 2005 Non-Employee Directors Stock Option Plan and the Cavalier Homes, Inc. 2005 Incentive Compensation Plan, each as amended through the date hereof  and any other plan, arrangement or agreement that provide for the grant of Company Stock Options (the “Company Stock Option Plans”) shall be cancelled by the Company and shall no longer be outstanding thereafter. In consideration for such cancellation, the holder thereof shall thereupon be entitled to receive, immediately prior to the Effective Time, a cash payment from the Company in respect of such cancellation in an amount (if any) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option (whether or not vested at the time of such cancellation) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, reduced by any income or employment tax required to be withheld with respect to such payment.

(b)           Prior to the Effective Time, Parent and the Company shall use their respective reasonable efforts to establish a procedure to effect the surrender of the Company Stock Options contemplated by this Section 2.4. Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof), will adopt appropriate resolutions and take such other actions necessary or appropriate to provide that (i) the Company Stock Option Plans and all awards issued thereunder (including, without limitation, the Company Stock Options) will terminate immediately prior to the Effective Time and (ii) the provisions in any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of the equity of the Company shall be of no further force or effect and shall terminate as of immediately prior to the Effective Time. Prior to the Closing, the Company shall take all necessary and appropriate actions to give effect to, and accomplish, the transactions contemplated by this Section 2.4 immediately prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

3.1           Corporate Organization

Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of the Company and its subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or when aggregated with all other such failures, a Material Adverse Effect (as defined below) on the Company (“Company Material Adverse Effect”).  The copies of the Certificate of Incorporation and Bylaws of the Company (the “Company Charter” and “Company Bylaws”), and the copies of the Certificate of Incorporation and Bylaws or similar organizational documents of each Company subsidiary, in each case in the form delivered to Merger Sub and Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company, on the one hand, or Parent, on the other hand, a material adverse effect on (i) the ability of the Company, on the one hand, or Parent and Merger Sub, on the other hand, to consummate the transactions contemplated hereby, or (ii) the business, results of operations, properties, assets, liabilities or financial condition of such party and its subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from (A) any changes in general United States or global economic conditions, (B) any changes in general economic conditions in industries in that such party and its subsidiaries operate, which changes do not affect such party disproportionately relative to other entities operating in such industries, or (C) any decline in the market price of the common stock of such party.  For purposes of analyzing whether any state of facts, change, development, effect, occurrence or condition has resulted in a Company Material Adverse Effect, Parent and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its subsidiaries unless it is disclosed in the Company’s SEC Documents (as defined in Section 3.5 or the Company Disclosure Schedule (as defined in Section 3.2(a).   As used in this Agreement, the word “subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (ii) that would be required to be consolidated in such party’s financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States (“GAAP”).

3.2           Capitalization

(a)           The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, par value $.10 per share, 300,000 shares of preferred stock (the “Company Preferred Stock”), par value $0.01 per share, and 200,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share.  At the date hereof, there were (i) 17,598,830 shares of Company Common Stock issued and outstanding, (ii) 477,998 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable) pursuant to the Option Plans, (iii) no shares of Company Preferred Stock outstanding, and (iv) no shares of Series A Junior Participating Preferred Stock outstanding.  All of the issued and outstanding shares of Company Stock have been, and any shares of Company Common Stock issued upon the exercise of Company Stock Options will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights.  Except as set forth above or in Section 3.2(a) of the Company’s disclosure schedule delivered to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), as of the date hereof, there are not, and as of the Effective Time there will not be, any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company to make any payment based on or resulting from the value or price of the Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking.  There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

(b)           Except as disclosed in Section 3.2(b) of the Company disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other ownership interests of each of its subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c)           Disclosed in Section 3.2(c) of the Company Disclosure Schedule is a true and complete list of all outstanding Company Stock Options, the exercise price therefor, and the holder thereof.

3.3           Authority

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) prior to the consummation of the Merger in accordance with Section 251 of the DGCL.  The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the Company Stockholder Approval as contemplated by Section 1.5 hereof and as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b)           The Board of Directors of the Company has approved and taken all corporate action required to be taken by the Board of Directors for the consummation by the Company of the transactions contemplated by this Agreement.

3.4           Consents and Approvals; No Violations

(a)           Except for (i) the consents and approvals set forth in Section 3.4(a) of the Company Disclosure Schedule, (ii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (iii) applicable requirements under the Securities Act of 1933, as amended (the “Securities Act”) and Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iv) the Company Stockholder Approval, no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), are necessary for the consummation by the Company of the transactions contemplated hereby.

(b)           Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter or Company Bylaws or any of the similar organizational documents of any of its subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the authorization hereof by the Company’s stockholders are duly obtained in accordance with the DGCL, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

3.5           SEC Reports and Financial Statements

Since December 31, 2005, the Company has filed or furnished all reports required to be filed or furnished by it with the SEC pursuant to the Securities Act and the Exchange Act, as such documents have been amended since the date of their filing (collectively, the “Company SEC Documents”). The Company SEC Documents, as of their respective filing dates, or if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and other adjustments described therein, including in the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

3.6           Absence of Certain Changes

Since December 31, 2008, neither the Company nor any of its subsidiaries has, to the Company’s knowledge, incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of December 31, 2008 (including the notes thereto) included in the Company SEC Documents, (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after December 31, 2008 in the ordinary course of business and consistent with past practice, or (iv) as described in Section 3.6 of the Company Disclosure Schedule.   If, at any time prior to the Effective Time, the Company shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall, if required by law, be promptly disseminated to the stockholders of the Company with a copy of such information immediately provided to Parent.

3.7           No Undisclosed Liabilities

Except as set forth in Schedule 3.7 of the company Disclosure Schedule, and for liabilities and obligations (a) incurred in the ordinary course of business since December 31, 2008, (b) disclosed in the Company SEC Documents, or (c) incurred in connection with the transactions contemplated by this Agreement, since December 31, 2008, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, other than those that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.8           Internal Controls and Procedures

The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. The Company’s management has conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of temporary SEC rules for the year ended December 31, 2008, and such evaluation concluded that such controls were effective and the Company’s management has issued a report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2008.  Except as disclosed in Section 3.8 of the Company Disclosure Schedule, the Company is unaware  of any “significant deficiencies,” as defined by the Public Company Accounting Oversight Board, in the structure or application of its internal control over financial reporting.

3.9           Legal Proceedings

(a)           Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, and neither the Company nor any or its subsidiaries is a party to any action, suit or proceeding, arbitration or investigation.

(b)           There is no material injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its subsidiaries or the assets of the Company or any of its subsidiaries.

3.10           Compliance with Applicable Law

Except as disclosed in Section 3.10 of the Company Disclosure Schedule, the Company and each of its subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance could not, individually or when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries knows of, or has received notice of, any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its subsidiaries, which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

3.11           Company Information

The information relating to the Company and its subsidiaries to be provided by or on behalf of the Company for inclusion in the Proxy Statement, or in any other document filed with any Governmental Entity or provided to the Company’s stockholders in connection herewith, at the respective times filed with such Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation is made by the Company to such portions thereof that contain information supplied by or on behalf of Parent or Merger Sub for inclusion therein).  The Proxy Statement will comply as to form in all material respects with the of applicable requirements of the Exchange Act.

3.12           Employee Matters

(a)           Section 3.12(a) of the Company Disclosure Schedule contains a full and complete copy or description of each employment, severance, bonus, change-in-control, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates (as defined below), for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the “Company Benefit Plans”).  Each of the Company Benefit Plans is in material compliance with all applicable laws including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code.  The Internal Revenue Service has determined that the form of each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code complies with such section and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination.  The liabilities accrued under each such plan are reflected on the latest balance sheet of the Company included in the Recent Public Reports in accordance with GAAP applied on a consistent basis.  No condition exists that is reasonably likely to subject the Company or any of its subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or

4975, 4976, or 4980B of the Code or other liability with respect to the Company Benefit Plans that is not reflected on such balance sheet or that is reasonably likely to result in any loss of a federal tax deduction under Section 280G of the Code.  There are no pending or to the Company’s knowledge, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.  “ERISA Affiliate” means, with respect to any person, any trade or business, whether or not incorporated, that together with such person would be deemed a “single employer” within the meaning of Section 4001(a)(15) of the ERISA.

(b)           Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.  There is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending, (ii) to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries or (iii) lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to such employees.

(c)           The consummation of the transactions contemplated by this Agreement shall not result in any contractual or legal obligation on the part of the Company or any of its subsidiaries to make any severance, sale award, “golden or tin parachute,” change of control or other payment to any of their respective directors, officers, or employees, or any other persons, except as listed and quantified in Section 3.12(a) of the Company Disclosure Schedule.

3.13           Environmental Matters

Except as set forth in Section 3.13 of the Company’s Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, required environmental remediation activities or, to the knowledge of the Company, governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its subsidiaries of any material liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Laws”), pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries.  Each of the Company and its subsidiaries is in substantial compliance with all applicable Environmental Laws and has obtained and is in compliance with all permits with respect thereto necessary for the conduct of its business. To the knowledge of the Company, during or prior to the period of (i) its or any of its subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its subsidiaries’ participation in the management of any property, or (iii) its or any of its subsidiaries’ holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property or operations.  Neither the Company nor any of its subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would have or could reasonably be expected to have a Company Material Adverse Effect.

3.14           Takeover Statutes

The Company has taken action such that no restrictive provision of any “moratorium,” “control share,” “fair price,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the shares of Company Common Stock (including shares of Company Common Stock acquired in the Merger), the Merger or any other transaction contemplated by this Agreement.  The Company is not a party to any stockholder rights agreement or otherwise subject to a stockholder rights plan or similar arrangement.

3.15           Properties

Except as disclosed in Section 3.15 of the Company Disclosure Schedule, each of the Company and its subsidiaries (i) has good and indefeasible title to all the properties and assets reflected on the latest audited balance sheet included in the SEC Documents as being owned by the Company or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except such secured indebtedness as is properly reflected in the latest audited balance sheet included in the SEC Documents, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of the Company, the lessor.

3.16           Tax Returns and Tax Payments

Except as disclosed in Section 3.16 of the Company Disclosure Schedule, (a) the Company and its subsidiaries have timely filed, or obtained extensions for filing and then time timely filed, (or, as to subsidiaries, the Company has filed on behalf of such subsidiaries) all Tax Returns (as defined below) required to be filed by it, (b) the Company and its subsidiaries have paid (or, as to subsidiaries, the Company has paid on behalf of such subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns or has provided (or, as to subsidiaries, the Company has made provision on behalf of such subsidiaries) in its most recent financial statements contained in the Company SEC Documents,  in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods through the date of such financial statements, for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, (c) neither the Company nor any of its subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes, (d) no claim for unpaid Taxes has been asserted against the Company or any of its subsidiaries in writing by a Tax authority that, if resolved in a manner unfavorable to the Company or any of its subsidiaries, as the case may be, could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (e) there are no Liens for Taxes upon the assets of the Company or any subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, (f) no audit of any Tax

Return of the Company or any of its subsidiaries is being conducted by a Tax authority, (g) none of the Company or any of its subsidiaries has made an election under Section 341(f) of the Code, and (h) neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law).  As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.  As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.17           Intellectual Property

Except as set forth in Section 3.17 of the Company’s Disclosure Schedule, the Company or its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all material patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of the Company and its subsidiaries as currently conducted.  All patents, registered trademarks and service marks and registered copyrights held by the Company or its subsidiaries are subsisting and in force.

3.18           Identified Agreements

Other than contracts or agreements between the Company and its subsidiaries or between subsidiaries of the Company, Section 3.18 of the Company Disclosure Schedule lists each of the contracts and agreements to which the Company or any of its subsidiaries is a party as of the date hereof, that are (a) material contracts or agreements between the Company and any of its affiliates, (b) contracts or arrangements between the Company or any of its subsidiaries, on the one hand, and any executive officer or director of the Company or any of its affiliates or associates (as defined in the Securities Exchange Act of 1934, as amended), on the other hand, (c) stockholder, voting trust or similar contracts or agreements relating to the voting of Company Common Stock or other equity interests of the Company or any of its subsidiaries, and (d) otherwise material to the Company and its subsidiaries, taken as a whole.

3.19           Insurance

To the knowledge of the Company, all insurance policies of any kind or nature owned by or issued to the Company or any of its subsidiaries, including, without limitation, policies for fire, life, theft, product liability, public liability, property damage, other casualty, workers’ compensation, employee health and welfare, title, property and liability, with respect to the Company’s business or assets and properties are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies engaged in business similar to the Company’s business.

3.20           Board Recommendation

The Board of Directors of the Company, at a meeting duly called and held, has (A) unanimously approved this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger, (B) determined that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company’s stockholders, and (C) subject to Section 5.2, resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger.

3.21           Opinion of Financial Advisor

The Financial Advisor has delivered to the Company’s Board of Directors its opinion (in writing or to be confirmed in writing) to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, $2.75 per Share in cash to be received by the holders of the Shares pursuant to the Merger is fair to such holders from a financial point of view.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1           Corporate Organization

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

4.2           Authority

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by their Boards of Directors and by Parent as the sole stockholder of Merger Sub and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally or (b) general principles of equity.

4.3           Consents and Approvals; No Violation

(a)           Except for (i) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, and (ii) applicable requirements under the Exchange Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the transactions contemplated hereby.

(b)           Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby,

nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4           Broker’s Fees

Neither Parent nor Merger Sub nor any of their respective officers or directors on behalf of Parent or Merger Sub has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the stockholders of the Company.

4.5           Merger Sub’s Operation

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.6           Parent or Merger Sub Information

The information relating to Parent and its subsidiaries, including Merger Sub, to be provided by or on behalf of Parent or Merger Sub to be contained in the Proxy Statement, or in any other document filed with any Governmental Entity in connection herewith, at the respective time filed with such Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.7           Merger Consideration

Parent and Merger Sub collectively have and will have at the Effective Time sufficient funds to pay the Merger Consideration in cash for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent’s and Merger Sub’s obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

4.8           Stock Ownership

As of the date hereof, neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock.

ARTICLE V

COVENANTS

5.1           Conduct of Businesses Prior to the Effective Time

Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its subsidiaries to, in all material respects, conduct its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees.  Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent in each instance:

(a)           (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries, or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock or options of the Company or any of its subsidiaries outstanding on the date hereof, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date hereof; (ii) accelerate the vesting of any Company Stock Options; (iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of the outstanding shares of capital stock of the Company or any of its subsidiaries; or (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such;

(b)           other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its direct or indirect wholly owned subsidiaries;

(c)           sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a minimum value in excess of $100,000 to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company, or cancel, release or assign to any such person any indebtedness in excess of $100,000 or any claims related thereto, in each case that is material to the Company and its subsidiaries, taken as a whole, except (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement;

(d)           increase its inventory as computed on a GAAP basis, but excluding finished goods inventory being serviced under the Floor Plan Servicing Agreement dated June 2, 2009, between the Company and Triad Financial Services, Inc., by more than $500,000 over the amount stated on the Company's condensed consolidated balance sheet (unaudited) as of March 28, 2009;

(e)           increase its accounts receivable, net of allowance for losses, by more than $500,000 over the amount stated on the Company's condensed consolidated balance sheet (unaudited) as of March 28, 2009;

(f)           employ or engage any employee, agent or consultant at a general manager or officer level of responsibility;

(g)           other than in the ordinary course of business consistent with past practice, make any acquisition or investment having a value in excess of $100,000 in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets in excess of $100,000 of any other individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company;

(h)           settle or compromise for $50,000 or more any claim (including arbitration) or litigation, or related series of claims or actions;

(i)           increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any Company Benefit Plans, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements in effect on the date of this Agreement, and (ii) increases in salaries, wages and benefits of employees who are not directors or executive officers of the Company made in the ordinary course of business and in a manner consistent with past practice;

(j)           amend its charter, bylaws, or similar organizational documents;

(k)           waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; or

(l)           make any commitment to take any of the actions prohibited by this Section 5.1.

5.2           No Solicitation

(a)           The Company shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations.  From the date hereof, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information that has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, following the receipt of an unsolicited bona fide Takeover Proposal, the Board of Directors of the Company determines that such Takeover Proposal is a Superior Proposal, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(c), (A) request information from the party making such Takeover Proposal for the sole purpose of the Board of Directors of the Company informing itself about the Takeover Proposal that has been made and the party that made it, (B) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided that (1) such confidentiality agreement contains terms not less favorable to the Company than the confidentiality agreement, dated May 4, 2009, between the Company and Parent, and (2) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (C) participate in negotiations with such party regarding such Takeover Proposal.

(b)           Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Takeover Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(c)           In addition to the obligations of the Company set forth in subsection (a) of this Section 5.2, the Company shall promptly (within two business days) advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of such Takeover Proposal and the identity of the person making such Takeover Proposal and shall keep Parent appraised of all significant developments that could reasonably be expected to culminate in the Board of Directors of the Company withdrawing, modifying or amending its recommendation of this Agreement, the Merger and the transactions contemplated by this Agreement, or in exercising any of its other rights under Sections 5.2(a).

(d)           Nothing contained in this Section 5.2 or Section 5.3 shall prohibit the Company from making any disclosure to the Company’s stockholders.

(e)           For purposes of this Agreement:

(i)           “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent and its subsidiaries, affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its subsidiaries or 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

(ii)           “Superior Proposal” means a bona fide written Takeover Proposal which the Company’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.

5.3           Publicity

The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company.  Thereafter, so long as this Agreement is in effect, none of the Company, Parent or Merger Sub, nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties, except as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party wanting to make such release.

5.4           Notification of Certain Matters

The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity (or any securities market) in connection with the transactions contemplated by this Agreement; or (iii) the occurrence of an event that could or could be reasonably likely in the future to (A) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (B) cause any condition to the Merger to be unsatisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies of Parent and Merger Sub available hereunder.

5.5           Access to Information

(a)           Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the Representatives (as defined in Section 5.5(c)) of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to Parent (i) a copy of each report and other document made available to its stockholders during such period and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that such access shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations of the Company and shall not include or be construed to include access to any information of the Company or its subsidiaries which would directly or indirectly waive the attorney-client privilege.

(b)           No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

(c)           The information provided pursuant to Section 5.5(a) shall be used solely for the purpose of the transactions contemplated hereby, and unless and until the Merger is consummated, such information shall be kept confidential by Parent and Merger Sub, except that the information provided pursuant to Section 5.5(a) or portions thereof may be disclosed to those of Parent’s and Merger Sub’s or their affiliates’ directors, officers, employees, agents and advisors (collectively, the “Representatives”) who (i) need to know such information for the purpose of the transactions contemplated hereby, (ii) shall be advised by Parent or Merger Sub, as the case may be, of this provision, and (iii) agree to hold the information provided pursuant to Section 5.5(a) as confidential.  Parent and Merger Sub jointly agree to be responsible for any breach of this Section 5.5 by any of their Representatives.  If this Agreement is terminated, Parent shall, and shall cause Merger Sub and each of their Representatives to, return or destroy (and certify destruction of) all information provided pursuant to Section 5.5(a).

5.6           Further Assurances

(a)           Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

(b)           Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

(c)           Notwithstanding subsections (a) and (b) of this section or any other provision of this Agreement to the contrary, in no event shall Parent or Merger Sub be required to agree to (i) any prohibition of or limitation on the ownership or operation by Parent, Merger Sub, the Company or any of their respective subsidiaries or affiliates of any portion of their respective businesses or assets, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, (iii) any limitation on the ability of Parent, Merger Sub, the Company or any of their respective subsidiaries, as the case may be, to acquire or hold, or exercise full rights of ownership of, the Company Common Stock and any capital stock of any subsidiary of the Company, or (iv) any other limitation on Parent’s, Merger Sub’s, the Company’s or any of their respective subsidiaries’ ability to effectively control their respective businesses or operations.

5.7           Indemnification

(a)           From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, that, in the case of Merger Sub and the Surviving Corporation such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL, as applicable, to indemnify its own directors and officers, and in the case of Parent, such indemnification shall not be limited by the DGCL but such indemnification shall not be applicable to any claims made against the Indemnified Parties (A) if a judgment or other final adjudication established that their acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arising out of, based upon or attributable to the gaining in fact of any financial profit or other advantage to which they were not legally entitled.  Parent, Merger Sub, and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding to the fullest extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL.  Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Parent and Merger Sub, (ii) Parent shall, or shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld.  Any Indemnified Party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, Merger Sub or the Surviving Corporation (but the failure to so notify an indemnifying party shall not relieve it from any liability that it may have under this Section 5.7 except to the extent such failure materially prejudices such party), and shall deliver to Merger Sub and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL.  The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(b)           Successors.  In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the continuing or surviving entity or transferee, as appropriate, shall assume the obligations set forth in this Section 5.7.

(c)           Survival of Indemnification.  To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the directors, officers and fiduciaries of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and bylaws or comparable documents in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided that in the event any claim or claims are asserted or made within such six-year period, all such rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

5.8           Employee Benefit Plans

For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of Parent under which an employee’s benefits or eligibility to participate depends, in whole or in part, on length of service, credit will be given to current employees of the Company and its subsidiaries for service with the Company or any of its subsidiaries prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits.  Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and the other Company Benefit Plans; provided, however, that Parent or the Surviving Corporation may amend, modify or terminate any individual Company Benefit Plan in accordance with its terms and applicable law (including obtaining the consent of the other parties to and beneficiaries of such Company Benefit Plan to the extent required thereunder); provided, further, that, for a period of one year, no such amendment, modification or termination shall result in compensation and benefits to the employees or former employees of the Company and its subsidiaries (the “Company Employees”) that are less favorable, in the aggregate, than the compensation and benefits that are provided to the Company Employees immediately prior to the Effective Time.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Surviving Corporation and its subsidiaries shall not, after the Effective Time, provide (i) retiree medical health insurance benefits except as may be required by law, or (ii) any form of equity-based compensation, including, without limitation, options to purchase shares of capital stock in the Company or any of its subsidiaries.  Nothing in this Section and nothing else in this Agreement shall constitute any right of continued employment of, or to confer any such right upon, any Company Employee after the Effective Time.

5.9           Additional Agreements

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1           Conditions to Each Party’s Obligation To Effect the Merger

The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly approved and adopted by the requisite vote of the holders of Company Common Stock.

(b)           Statutes and Injunctions.  No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Entity that prohibits, restrains, or makes illegal the consummation of the Merger.

(c)           Governmental Consents.  All governmental consents, orders, approvals and waiting periods required for the consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated, at the Effective Time.

6.2           Conditions to Obligations of Parent and Merger Sub to Effect the Merger

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Parent):

(a)           The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its chief executive officer and chief financial officer.

(b)           The Company shall have performed or complied with, as applicable, all material obligations, agreements and covenants required by this Agreement to be performed or complied with by it (including without limitation the Company not having entered into any definitive agreement or any agreement in principle with any person with respect to a Takeover Proposal or similar business combination with the Company in violation of Section 5.2 and receipt of the consents and approvals set forth in Section 3.4(a) of the Company Disclosure Schedule), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its chief executive officer and chief financial officer.

(c)           No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted, issued or applicable to the Merger by any Governmental Entity that (1) prohibits, or imposes any material limitations on, Parent’s ownership or operation of any portion of its or its subsidiaries’ businesses or assets, or Parent’s, Merger Sub’s or the Company’s ownership or operation of any portion of the Company’s and its subsidiaries’ businesses and assets, or (2) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the shares of the Surviving Corporation, and no action or proceeding by any Governmental Entity shall be pending that seeks any of the results described in clauses (1) and (2).

6.3           Conditions to Obligations of the Company to Effect the Merger

The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

(a)           The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and the Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

(b)           Parent and Merger Sub shall have performed or complied with, as applicable, all material obligations, agreements and covenants required by this Agreement to be performed or complied with by each of them, and the Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

(c)           CMH Manufacturing, Inc. shall have executed the Guaranty Agreement attached hereto as Exhibit A.

6.4           Frustration of Closing Conditions

None of Parent, Merger Sub or the Company may rely on the failure of any condition to its obligation to consummate the Merger set forth in Sections 6.1, 6.2, or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure (subject, in the case of Parent and Merger Sub, to Section 5.6(c)) to use its reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

7.1           Termination

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a)           By the mutual consent of the Parent and the Company.

(b)           By either of the Company or Parent:

(i)           if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable (any such order, decree, ruling or other action, a “Final Order”); provided that the party seeking to terminate this Agreement shall have used all reasonable efforts (subject, in the case of Parent and Merger Sub, to Section 5.6(c)) to challenge such order, decree, ruling or other action; or

(ii)           if the Effective Time shall not have occurred on or before December 1, 2009, provided, that, a party may not terminate the Agreement pursuant to this Section 7.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time;

(c)           By the Company:

(i)           if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

(ii)           if concurrently it enters into a definitive agreement providing for a Superior Proposal entered into in accordance with Section 5.2, provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with Section 7.3; or

(iii)           if the representations and warranties of Parent or Merger Sub set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), or either Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within fifteen (15) business days after the Company gives written notice of such inaccuracy or breach to Parent.

(d)           By Parent:

(i)           if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting  of stockholders or at any adjournment thereof;

(ii)           if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent its approval or recommendation of this Agreement, the Merger and the other transactions contemplated hereby, or failed to reconfirm its recommendation within three (3) business days after a written request to do so, or approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal, or the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

(iii)           if the representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within fifteen (15) business days after Parent gives written notice of such inaccuracy or breach to the Company.

7.2           Effect of Termination

In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 5.5(b), 5.5(c), 7.2, 7.3, 8.4, 8.6, 8.7, 8.8 and 8.9 hereof) shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company, except as provided in Section 7.3; provided, however, that nothing in this Section shall relieve any party from liability for any breach (occurring prior to any such termination) of any of the representations, warranties, covenants, or agreements set forth in this Agreement.

7.3           Termination Fee; Expenses

Except as provided in this Section 7.3, all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.  In the event that (i) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated either (a) pursuant to Sections 7.1(b)(ii), 7.1(c)(i), or 7.1(d)(i) or (b) pursuant to Section 7.1(b)(i), but only if, in the case of this clause (b), the applicable Final Order is based on the existence of such Takeover Proposal (whether or not modified after it was first made), and such Takeover Proposal (whether or not modified after it was first made) is consummated within one (1) year of such termination or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), or is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent on the date of such termination, or in the case of subclause (i) upon such consummation, a termination fee equal to three percent (3%) of the Merger Consideration (the “Termination Fee”), payable by wire transfer of same day funds.  The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.  The fee arrangement contemplated hereby shall be paid pursuant to this Section 7.3 regardless of any alleged breach by Parent of its obligations hereunder, provided, that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof.

ARTICLE VIII

MISCELLANEOUS

8.1           Amendment and Modification

Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made following the approval of this Agreement by the stockholders unless, to the extent required, approved by the stockholders.

8.2           Extension; Waiver

At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.1, waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.3           Nonsurvival of Representations and Warranties

None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

8.4           Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub, to:

Southern Energy Homes, Inc.
144 Corporate Way
Addison, Alabama 35540
Attention: Dan E. Batchelor, Executive Vice President
and General Counsel
Telephone No.: (205) 823-4211

with a copy to:

Cabaniss, Johnston, Gardner, Dumas & O'Neal LLP
Suite 700
2001 Park Place North
Birmingham, AL 35203
Attention:  Carolyn L. Duncan
Telephone No.: (205) 716-5255

(b)           if to the Company, to:

Cavalier Homes, Inc.
32 Wilson Boulevard 100
Addison, Alabama 35540
Attention: John Lowe, General Counsel
Telephone No.: (256) 747-9800

with a copy to:

Bradley Arant Boult Cummings LLP
One Federal Place, 1819 5th Avenue North
Birmingham, AL  35203
Attention: Paul S. Ware
Telephone No.: (205) 521-8000

8.5           Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.6           Entire Agreement; Third Party Beneficiaries

This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.7, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.  Section 5.7 is intended for the benefit of, and shall be enforceable by, the Indemnified Parties.

8.7           Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

8.8           Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

8.9           Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.10           Headings; Interpretation

The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.  “Knowledge” and “known” means the actual knowledge after reasonable inquiry of the executive officers of the Company or Parent, as the case may be.

8.11           Enforcement

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Southern Energy Homes, Inc.
By:	/s/ Keith O. Holdbrooks
Name: Keith O. Holdbrooks Title: President

T Merger Sub, Inc.
By:	/s/ Keith O. Holdbrooks
Name: Keith O. Holdbrooks Title: President

Cavalier Homes, Inc.
By:	/s/ Bobby Tesney
Name: Bobby Tesney Title: President and Chief Executive Officer

EXHIBIT A

GUARANTY AGREEMENT

This Guaranty Agreement (the “Agreement”) is made this ____ day of June, 2009, by CMH Manufacturing, Inc., a Tennessee corporation (“Guarantor”), in favor of Cavalier Homes, Inc., a Delaware corporation (the “Company”).

Whereas, Guarantor is the sole stockholder of Southern Energy Homes, Inc., a Delaware corporation (“Parent”), and Parent is the sole stockholder of T Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

Whereas, as an inducement to the Company to enter into that certain Agreement and Plan of Merger dated the date hereof (as the same may be amended, modified or supplemented hereafter, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Parent (the “Surviving Corporation”), Guarantor has agreed to guarantee the indemnification obligations of Parent, Merger Sub and the Surviving Corporation under Section 5.7 of the Merger Agreement and the obligation of Parent to deposit or cause to be deposited funds with the Paying Agent pursuant to the second sentence of Section 2.2(a) of the Merger Agreement.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises, Guarantor hereby guarantees (i) the obligations of Parent, Merger Sub and the Surviving Corporation under Section 5.7 of the Merger Agreement to the “Indemnified Parties,” and (ii) the obligation of Parent in the second sentence of Section 2.2(a) of the Merger Agreement to deposit or cause to be deposited with the Paying Agent funds in trust for the benefit of holders of shares of Company Common Stock for exchange in accordance with Section 2.1 of the Merger Agreement (the “Obligations”).

Guarantor further agrees as follows:

1.            This Agreement is an absolute, unconditional and continuing guaranty of payment and performance, and it shall continue in effect so long as any Obligation of Parent, Merger Sub or the Surviving Corporation to the Indemnified Parties is still in existence.

2.            Guarantor hereby represents and warrants that this Agreement is necessary to promote and further the economic interests of Guarantor, and the assumption by Guarantor of the Obligations hereunder will result in direct financial benefits to Guarantor.

3.            In the event Parent, Merger Sub or the Surviving Corporation fail to perform any Obligation, Guarantor hereby unconditionally agrees to pay and perform the Obligation forthwith and without prior demand.  If Guarantor fails to perform any Obligation of Parent, Merger Sub or the Surviving Corporation to the Indemnified Parties in accordance with the terms hereof, the Indemnified Parties, individually or jointly, may bring an action on this Agreement against Guarantor, individually or jointly with Parent, Merger Sub or the Surviving Corporation, and the Indemnified Parties shall not be required to make any demand upon Parent, Merger Sub or the

Surviving Corporation or to bring any action against Parent, Merger Sub or the Surviving Corporation prior to bringing such action against Guarantor on this Agreement.

4.            This Agreement and every part thereof shall inure to the benefit of and be binding upon the successors and assigns of Guarantor.

5.            No delay on the part of Indemnified Parties in the exercise of any right or remedy (except as provided in the Merger Agreement with respect to the obligations of Parent, Merger Sub or the Surviving Corporation and the Indemnified Parties to each other) shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Agreement be binding upon the Company or the Indemnified Parties except as expressly set forth in a writing duly signed and delivered on behalf of the Company.

6.            It is specifically understood that any modification, limitation or discharge of the Obligations hereby guaranteed, arising out of or by virtue of any bankruptcy or reorganization of, or similar proceeding for relief of debtors under federal or state law regarding Parent, Merger Sub or the Surviving Corporation will not affect, modify, limit or discharge the liability of Guarantor in any manner whatsoever and that this Agreement will remain and continue in full force and effect and will be enforceable against Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted.  Guarantor waives all rights and benefits that might accrue to it by reason of any such proceeding and will remain liable to the full extent hereunder, irrespective of any modification, limitation or discharge of the liability of Parent, Merger Sub or the Surviving Corporation that may result from any such proceeding.  Guarantor further agrees that if any payment made by the Parent, Merger Sub or the Surviving Corporation to any Indemnified Parties on any Obligation is rescinded, recovered from or repaid by Indemnified Parties, in whole or in part, in any bankruptcy, insolvency or similar proceeding instituted by or against Parent, Merger Sub or the Surviving Corporation or Guarantor, this Agreement shall continue to be fully applicable to such Obligation to the same extent as though the payment so recovered or repaid had never originally been made on such Obligation.

7.            All notices and other communications required or desired to be given pursuant to this Agreement will be given as provided in the Merger Agreement, except that if to Guarantor, addressed to:

CMH Manufacturing, Inc.
5000 Clayton Road
Maryville, Tennessee 37804
Attention:  David Jessup
Email:  David.Jessup@ClaytonHomes.com

2

with a copy (which copy shall not constitute notice) to:

Thomas Hodges, Esq.
5000 Clayton Road
Maryville, Tennessee 37804
Email:  Tom.Hodges@ClaytonHomes.com

8.            Governing law; consent to jurisdiction; waiver of jury trial.  This Agreement shall be governed by and construed in accordance with the laws of the state of Alabama.  Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any federal or state court in the state of Alabama in any action, suit or proceeding brought against it and related to or in connection with this Agreement or the transactions contemplated hereby, and to the extent permitted by applicable law, Guarantor hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such federal or state courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or any document or any instrument referred to herein or the subject matter thereof may not be litigated in or by such courts.  Guarantor agrees that service of process may be made upon it by certified or registered mail to the address for notices set forth in this Agreement or any method authorized by the laws of the state of Alabama.

IN WITNESS WHEREOF, Guarantor has executed this Agreement as of the day, month and year first above written.

CMH MANUFACTURING, INC.
By:
David Jessup
Its President

Accepted:

CAVALIER HOMES, INC.
By:
Bobby Tesney
Its President and Chief Executive Officer

3

ANNEX B

FAIRNESS OPINION

June 12, 2009

Board of Directors
Cavalier Homes, Inc.
32 Wilson Boulevard 100
Addison, Alabama 35540

Gentlemen:

We have acted as financial advisor to the Board of Directors (the “Board”) of Cavalier Homes, Inc., a Delaware corporation (the “Company”), in connection with the proposed acquisition of all of the outstanding shares of common stock, par value $0.10 per share (the “Common Stock”), of the Company by Southern Energy Homes, Inc., a Delaware corporation (“Southern”), by and through the merger of a subsidiary of Southern with and into the Company pursuant to which the Common Stock (other than those shares described in Section 2.1(b) of the Merger Agreement (as defined below) and any Dissenting Shares) will be converted into the right to receive $2.75 per share in cash (the “Merger Consideration”) (the “Transaction”).  The Transaction is described more fully in that certain Merger Agreement and Plan of Merger by and between Southern and the Company in the form presented to the Board at its meeting on June 12, 2009 (the “Merger Agreement”).  Capitalized terms used but not defined herein have the meanings ascribed to those terms in the Merger Agreement. You have requested our opinion as to whether the Merger Consideration to be received by the holders of the Common Stock pursuant to the Transaction is fair to such holders from a financial point of view.

In connection with our review of the Transaction, and in arriving at our opinion, we have, among other things:

(1)
Reviewed certain publicly available financial statements of the Company, including the consolidated financial statements for recent years and certain other relevant financial and operating data of the Company made available to us from published sources and by senior management of the Company;

(2)           Reviewed the Merger Agreement;

(3)	Compared the Company from a financial point of view with certain other companies in the manufactured housing industry that we deemed relevant;

Cavalier Homes, Inc.
Fairness Opinion
June 12, 2009

(4)	Reviewed certain publicly available equity research reports regarding companies in the manufactured housing industry;

(5)
Considered the financial terms, to the extent publicly available, of selected business combinations in the manufactured housing industry that we deemed to be comparable, in whole or in part, to the Transaction;

(6)	Reviewed the financial terms, to the extent publicly available, of certain other transactions we believed to be reasonably comparable to the Transaction;

(7)	Interviewed senior management of the Company regarding the Company’s operating history and its prospects;

(8)	Reviewed certain historical reported prices and trading activities of the Common Stock;

(9)
Taken into account our assessment of general economic, market and financial and other conditions and our experience in other transactions, as well as our expertise in securities valuation and our knowledge of the industry in which the Company operates; and

(10)	Considered such other factors and performed other such analyses and examinations as we have deemed appropriate.

For the purposes of our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information that was publicly available or supplied or otherwise made available to us by the Company.  This reliance formed a substantial basis for our opinion.  With respect to the internal operating data and financial analyses and forecasts supplied to us, we have assumed that such data, analyses, and forecasts were reasonably prepared on bases reflecting the best currently available information, estimates, and judgments of the Company’s senior management as to the recent and future performance of the Company.  Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based.  In addition, in arriving at our opinion, we have not conducted a physical inspection or appraisal of any of the assets, properties, or facilities of the Company.  Additionally, our opinion does not address the merits of the Transaction as compared to alternative transactions or strategies that may be available to the Company, nor does it address the Company’s underlying decision to engage in the Transaction.

In connection with our opinion, we have assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Merger Agreement and that any definitive transaction documents will not differ materially from the Merger Agreement.  We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any delays,

Cavalier Homes, Inc.
Fairness Opinion
June 12, 2009

limitations, conditions, restrictions, or any other adverse effect to the Company or on the expected benefits of the Transaction.

Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.  Our opinion only addresses the fairness, from a financial point of view, to the holders of the Common Stock of the Merger Consideration to be received by such holders in the Transaction and does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into by the Company or any other person in connection with the Transaction or otherwise.  We express no opinion as to the underlying valuation, future performance or long-term viability of the Company.  It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.

Avondale, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.  We became entitled to a fee upon completion of the work necessary to render our opinion, regardless of the conclusion reached therein.  In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.  We were engaged to provide advisory services to the Company in its communications, dealings, and negotiations with Southern.  In addition, we were authorized to and did solicit indications of interest from third parties with respect to the purchase of all or part of the Company, which solicitation included our participation as advisors to the Company in its communications, dealings, and negotiations with these third parties.  In the ordinary course of its business, Avondale (as a market maker or otherwise) may trade or otherwise effect transactions in the debt and equity securities of the Company or Berkshire Hathaway, Inc., for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion stated herein are solely for the use of the Board and may not be reproduced, summarized, excerpted from or otherwise publicly referred to in any manner without our prior written consent.  Notwithstanding the foregoing, we hereby consent to the inclusion of the full text of our opinion and a summary thereof in any disclosure document or proxy statement relating to the Transaction that the Company is required to prepare and distribute to its stockholders under applicable federal and state securities laws, provided such summary is approved by us in advance in writing.

This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction.  We were engaged by the Board to render this opinion in connection with the Board’s discharge of its fiduciary obligations.

Cavalier Homes, Inc.
Fairness Opinion
June 12, 2009

Based upon and subject to the foregoing and such other matters as we deem relevant, it is our opinion that, as of the date hereof and based upon conditions as they currently exist, the Merger Consideration to be received in the Transaction by the holders of the Common Stock is fair, from a financial point of view, to such holders.

Sincerely,

AVONDALE PARTNERS, LLC

ANNEX C

DELAWARE GENERAL CORPORATION LAW SECTION 262

[Effective until August 1, 2009]

(a)           Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)           Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)
Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)           Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)           Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next proceeding the day on which the notice is given.

(e)           Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f)           Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)           At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)           After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)           The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)           The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)           From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)           The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPY

CAVALIER HOMES, INC. PROXY

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve the adjournment of the special meeting, if necessary and appropriate and “FOR” the proposal to allow the named proxies to consider and act upon such other matters a may properly come before the Special Meeting. Please sign, date and return today in the enclosed envelope. Please mark your vote in blue or black ink.

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby appoints Bobby Tesney and Michael R. Murphy, or either of them, proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of Cavalier Homes, Inc. which the undersigned would be entitled to vote at the Special Meeting of Stockholders of Cavalier Homes, Inc., to be held on August _______, 2009, beginning at _______ P.M., Central Daylight Time, at the Company’s office at 32 Wilson Boulevard 100, Addison, Alabama 35540, in the following manner:

1.	PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 14, 2009, AS AMENDED FROM TIME TO TIME, BY AND AMONG SOUTHERN ENERGY HOMES, INC., T MERGER SUB, INC. AND CAVALIER HOMES, INC.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.
PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE AGREEMENT AND PLAN OF MERGER.

	☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	TO CONSIDER AND ACT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

(Sign on the following page)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT, FOR THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND IN THE DISCRETION OF THE PERSONS APPOINTED HEREIN UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

Dated: ________________________________, 2009

Signature

Signature (if held jointly)

Title

Please sign this proxy exactly as your name appears hereon. In case of joint owners, each joint owner should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please Date, Sign and Return TODAY in the Enclosed Envelope.

No Postage Required if Mailed in the United States.